                                  SCHEDULE 14C
                                 (Rule 14c-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

             Information Statement Pursuant to Section 14(c) of the
                         Securities Exchange Act of 1934


Check the appropriate box:

|X|  Preliminary Information Statement

|_| Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

|_|  Definitive Information Statement


                        THE PEREGRINE REAL ESTATE TRUST

                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

|_|  No fee required.

|_|  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1) Title of each class of securities to which transaction applies: Common Shares of Beneficial Interest
(2)  Aggregate number of securities to which transaction applies: 2,319,915
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $0.59
(4)  Proposed maximum aggregate value of transaction: $1,368,750
(5)  Total fee paid: $273.75

|X|  Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:
(2)  Form, Schedule or Registration Statement No.:
(3)  Filing Party: The Peregrine Real Estate Trust

(4)  Date Filed: January 31, 2001

                         THE PEREGRINE REAL ESTATE TRUST

                              INFORMATION STATEMENT



                                  INTRODUCTION

     This Information Statement is furnished by The Peregrine Real Estate Trust (d.b.a. WinShip Properties) (f.k.a. Commonwealth Equity Trust), a California real estate investment trust ("Peregrine"), to holders of the outstanding common shares of beneficial interest, par value $0.01 per share, of Peregrine in connection with an Agreement and Plan of Merger, dated as of September 26, 2000 (the "Merger Agreement"), by and between Peregrine and WinShip Properties, a California real estate investment trust ("New WinShip"). The Merger Agreement provides for the merger (the "Merger") of Peregrine with and into New WinShip, with New WinShip as the trust surviving the Merger (the "Surviving Trust"). New WinShip was formed by TCW Special Credits Fund IV, TCW Special Credits Plus Fund, TCW Special Credits Trust IV, TCW Special Credits Trust IVA and TCW Special Credits, as investment manager of the Weyerhaeuser Company Master Retirement Trust Separate Account (collectively, "TCW"); and OCM Real Estate Opportunities Fund A, L.P., OCM Real Estate Opportunities Fund B, L.P., and Oaktree Capital Management, LLC ("Oaktree Capital") as investment manager of Gryphon Domestic VII, LLC's separate account (collectively, "Oaktree") in connection with the Merger.

     Oaktree, TCW, and The Prudential Insurance Company of America and Gateway Recovery Trust (collectively, "Prudential" and together with Oaktree and TCW, the "Majority Shareholders") currently beneficially own approximately 89.7% of the Peregrine common shares, representing approximately 89.7% of the voting power of the shareholders of Peregrine. In addition, Oaktree, TCW and OCM Real Estate Opportunities Fund II, L.P. are the holders of all of Peregrine's $16,074,000 outstanding 8.5% Senior Secured Notes due October 1, 2000. Oaktree and TCW have proposed, and Prudential has agreed to vote for, the Merger in order to purchase all of the Peregrine common shares that are not held by New WinShip or the Majority Shareholders (the "Nonaffiliated Shares"). At the time of the consummation of the Merger, the Majority Shareholders will collectively own 100% of WinShip Properties with Prudential owning 26.63%, TCW owning 42.74% and Oaktree owning 30.63% of the issued and outstanding equity securities of New WinShip. Following the effectiveness of the Merger, the Majority Shareholders will own 100% of the common shares of the Surviving Trust in the same proportions as they owned in New WinShip immediately prior to the consummation of the Merger.

     As a result of the Merger, each Nonaffiliated Share will be converted into the right to receive $0.59 in cash, without interest (the "Merger Consideration"). The Merger Consideration represents a 136% premium over the $0.25 average closing price per share during the 30 trading days preceding September 1, 2000, which was the last full trading day before the execution and public announcement of the Merger Agreement and a 1.7% premium over the $0.58 per share value of Peregrine's common shares under an orderly liquidation analysis performed by Duff & Phelps, LLC, Peregrine's financial advisor ("Duff & Phelps"). The Board of Trustees decided not to seek alternative transactions with unaffiliated third parties because, based on the advice of Duff & Phelps and their own knowledge of Peregrine's portfolio and the real estate market, the Board of Trustees determined that the minority shareholders would be better served by undertaking a going-private transaction at a fair valuation and that the risks to the holders of Nonaffiliated Shares of pursuing a third-party offer and turning down the going-private offer were greatly outweighed by the benefits of getting an immediate cash payout to the holders of Nonaffiliated Shares of $0.59 per
share. On           , 2001, the last full trading day prior to the date of
the mailing of this Information Statement, the closing price of Peregrine's common shares was $______ per share. A special committee of the Board of Trustees of Peregrine consisting of Carson R. McKissick, Matthew L. Witte and Michael C. Joseph (the "Special Committee") negotiated the Merger Consideration with the Majority Shareholders and their representatives. The total consideration payable to the holders of Nonaffiliated Shares in the Merger is approximately $1,369,000. A copy of the Merger Agreement is attached to this Information Statement as Exhibit A.

     The Special Committee, the Majority Shareholders, Peregrine, New WinShip, Roger Snell, the President and Chief Executive Officer of Peregrine and the Board of Trustees of Peregrine, based on the recommendation of the Special Committee, believe that the terms and provisions of the Merger Agreement and the Merger are fair to and in the best interests of Peregrine and holders of Nonaffiliated Shares.

     This transaction has not been approved or disapproved by the Securities and Exchange Commission (the "SEC") or by any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of such transaction nor upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

     On December 20, 2000, the Majority Shareholders executed and delivered to Peregrine a written consent in lieu of a meeting of shareholders approving the Merger Agreement and the Merger and adopting the Merger Agreement. The Merger will become effective no earlier than 20 business days after this Information Statement is first sent or given to shareholders of Peregrine. The effective date of the Merger will be on __________, 2001, or such other time as Peregrine and the Majority Shareholders shall determine. The Merger Agreement does not require the approval of the holders of Nonaffiliated Shares.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. PLEASE DO NOT SEND IN ANY OF YOUR SHARE CERTIFICATES AT THIS TIME.

     This Information Statement is first being mailed to shareholders on or about ___________, 2001.

                                TABLE OF CONTENTS

                                                                                                               Page
Questions and Answers About The Merger...........................................................................1
Summary..........................................................................................................1
Market Data......................................................................................................8
Selected Financial Data.........................................................................................10
General.........................................................................................................11
Special Factors Regarding the Merger............................................................................11
     Closing....................................................................................................11
     Background of the Merger...................................................................................11
     Special Committee..........................................................................................19
     The Board of Trustees......................................................................................21
     The Reporting Persons' Purpose and Reasons for the Merger..................................................23
     Opinion of the Financial Advisor...........................................................................26
     Interests of Certain Persons in the Merger.................................................................30
     Certain Effects of the Merger..............................................................................31
     Material Federal Income Tax Consequences of the Merger.....................................................32
     Accounting Treatment.......................................................................................33
     Financing of the Merger....................................................................................34
     Regulatory Matters.........................................................................................35
     Required Vote For Merger; Written Consent In Lieu Of Meeting...............................................35
The Merger Agreement............................................................................................35
     Consideration to be Paid in the Merger.....................................................................35
     The Exchange Fund; Payment for Common Shares...............................................................36
     Transfers of Peregrine Common Shares.......................................................................37
     Treatment of Options.......................................................................................37
     Amendment..................................................................................................37
     Applicable Law.............................................................................................37
Estimated Fees and Expenses.....................................................................................37
No Dissenters Rights............................................................................................38
Certain Information Regarding Peregrine.........................................................................38
Certain Information Regarding New Winship.......................................................................38
Certain Information Regarding the Majority Shareholders.........................................................39
Certain Information Regarding Management........................................................................41
Trustees and Executive Officers.................................................................................41
Security Ownership of Certain Beneficial Owners and Management..................................................43
Certain Relationships...........................................................................................46
Common Share Purchase Information...............................................................................47
Independent Accountants.........................................................................................48
Shareholder Proposals...........................................................................................48
Available Information...........................................................................................48

                                      -i-

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   WITH WHOM IS PEREGRINE MERGING?

A: The Peregrine Real Estate Trust (d.b.a. WinShip Properties), is merging with and into a newly formed California real estate trust called WinShip Properties. WinShip Properties will be the surviving trust. WinShip Properties was formed by TCW and Oaktree and at the time of consummation of the merger will be owned by Oaktree, TCW and Prudential. Collectively, Oaktree, TCW and Prudential own 89.7% of the common shares of Peregrine. The Peregrine common shares owned by Oaktree, TCW and Prudential will be contributed to WinShip prior to consummation of the merger. At the time of the consummation of the merger, Oaktree, TCW and Prudential will collectively own 100% of WinShip Properties, with Prudential owning 26.63% of the issued and outstanding equity securities of WinShip Properties, TCW owning 42.74% of the issued and outstanding equity securities of WinShip Properties and Oaktree owning 30.63% of the issued and outstanding equity securities of WinShip Properties. Following the effectiveness of the merger, Oaktree, TCW and Prudential will own 100% of the common shares of the trust surviving the merger in the same proportions as they owned in WinShip Properties immediately prior to the consummation of the merger.

Q:   WHAT WILL I RECEIVE IN THE MERGER?

A: Holders of Peregrine common shares (other than the Peregrine common shares owned by WinShip Properties immediately prior to consummation of the merger) will receive $0.59 in cash for each share they own. A special committee consisting of members of the board of trustees of Peregrine who are neither affiliated nor associated with Oaktree, TCW or Prudential or employed by Peregrine negotiated this price with the Majority Shareholders and their representatives.

Q:   WILL PEREGRINE BE A PUBLIC COMPANY AFTER THE MERGER?

A: No. As a result of the merger, Peregrine will cease to exist and WinShip Properties, as the trust surviving the merger, will be privately held. Upon consummation of the merger, there will be no public market for Peregrine common shares. In addition, registration of Peregrine common shares will be terminated and Peregrine will no longer be required to file periodic reports with the Securities and Exchange Commission.

Q:   WHY HAS THE BOARD OF TRUSTEES APPROVED THE MERGER AGREEMENT AND THE MERGER?

A: Your board of trustees determined that, based upon the recommendation of the Special Committee, the terms and provisions of the Merger Agreement between Peregrine and WinShip Properties, and the merger, are fair to and in the best interests of Peregrine and its shareholders, not including the Majority Shareholders. To review the background and reasons for the merger in greater detail, see pages 10 to 18 of this Information Statement.

Q:   WHAT ARE THE RISKS AND DETRIMENTS ASSOCIATED WITH THE MERGER?

A: The detriments of the merger to the holders of Peregrine common shares (other than WinShip Properties) are that such holders will receive cash consideration as part of the merger and will not have the opportunity to maintain their equity interests in, or participate in any future appreciation of the equity interests of, the surviving trust. The minority shareholders will not be afforded the opportunity to vote on the merger and do not have appraisal rights. While the merger was approved by a special committee of the board of trustees and the special committee obtained an opinion as to the fairness of the Merger Consideration, the minority shareholders did not have a representative appointed to negotiate on their behalf, and Peregrine, upon assessing the value and nature of its assets, did not seek any alternative transactions with unaffiliated parties. In addition, certain members of management have potential conflicts of interest because they will become employees of WinShip Properties following consummation of the merger and their options to purchase Peregrine common shares will convert into options to purchase common shares of WinShip Properties.

Q:   DID THE SPECIAL COMMITTEE CONSIDER ALTERNATIVE TRANSACTIONS WITH THIRD
     PARTIES?

A: No. The special committee concluded that seeking alternative transactions with third parties would not maximize value to shareholders because (i) they believed that the disparate nature of Peregrine's real estate assets, including the variety of office buildings, hotels, retail shopping centers and industrial properties, would make it highly unlikely that a third party could be found who would be willing to purchase Peregrine, or its portfolio of assets, as a whole at a price that would likely be deemed reasonable by the board of trustees, (ii) perceived demand from institutional buyers of real estate (such as real estate investment trusts) and other buyers large enough to purchase the entire portfolio was low, (iii) the prospect of a protracted and unsuccessful selling effort would have had an adverse impact on Peregrine because it would divert management's attention from Peregrine's day-to-day operations, and (iv) Oaktree, TCW and Prudential indicated that they desired to continue to hold their equity interests in Peregrine because they felt they would not be able to sell their Peregrine common shares at a satisfactory price and it was unlikely that a third party would be willing to purchase the minority shareholders' interest with Oaktree, TCW and Prudential continuing to hold 89.7% of the Peregrine common shares.

Q:   SHOULD I SEND IN MY SHARE CERTIFICATES NOW?

A: No. We will send you written instructions for exchanging your share certificates promptly after the closing of the merger. We expect that the merger will be consummated on or about _____________, 2001.

Q    WHAT ARE THE FEDERAL TAX CONSEQUENCES OF THE MERGER TO ME?

A: The merger generally will be taxable to you for U.S. federal income tax purposes. To review the federal income tax consequences to shareholders in greater detail, see pages 31 to 33 of this Information Statement.

Q    WHO CAN HELP ANSWER MY QUESTIONS?

A If you have any questions about the merger or would like additional copies of this Information Statement, please contact D.F. King & Co., Inc., 77 Water Street, New York, New York 10005, telephone number (212) 269-5550 (collect) or toll free at (800) 758-5880.

                                     SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS INFORMATION STATEMENT. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY, YOU SHOULD CAREFULLY READ THE ENTIRE INFORMATION STATEMENT AND THE ATTACHED EXHIBITS.

                      SPECIAL FACTORS REGARDING THE MERGER

PURPOSE, BACKGROUND AND EFFECTS OF THE MERGER

     The proposed transaction contemplates a merger of Peregrine with and into New WinShip, a newly formed company that will be owned by the Majority Shareholders, and that holders of Nonaffiliated Shares will receive cash as Merger Consideration. Oaktree and TCW have proposed, and Prudential has agreed to vote for, the Merger in order for the Majority Shareholders to acquire all of the remaining Peregrine common shares not already owned by them while affording holders of Nonaffiliated Shares the ability to dispose of their shares at a premium above recent market prices without incurring the transaction costs of selling their Peregrine common shares.

     The purpose of the Majority Shareholders, New WinShip, Peregrine and Roger Snell, the current President and Chief Executive Officer of Peregrine and the proposed President and Chief Executive Officer of New WinShip following consummation of the Merger (collectively, the "Reporting Persons"), in undertaking the Merger is to advance Peregrine's long-term strategy of enhancing shareholder value by reducing administrative, legal, accounting and other costs related to being a public company. The Reporting Persons believe that the annual costs to Peregrine to remain a public reporting company, which includes accounting fees, legal fees, transfer agent fees, printing costs, directors and officers insurance and other similar costs, are approximately $500,000 per year, which is a significant portion of Peregrine's overall administrative expenses. The Reporting Persons believe that Peregrine does not receive any significant benefit to being a public company as it has not accessed the public capital markets for the past twelve years and does not anticipate doing so in the foreseeable future. In addition, the Reporting Persons believe that Peregrine's shareholders do not derive the benefits typically received by shareholders of publicly traded companies because there is no established market for Peregrine shares and the relatively small number of outstanding Peregrine shares held by the minority shareholders has caused an illiquid market for Peregrine common shares and has limited the minority shareholders' ability to realize the value of their shares. The Reporting Persons believe that the Merger will benefit all of Peregrine's shareholders because it will allow the minority shareholders to realize a substantial increase in the value of their shares over the market price of Peregrine common shares immediately prior to the announcement of the Merger and may increase the value of the Surviving Trust's stock by allowing the Surviving Trust to reduce costs and dedicate its resources to ownership and management of real estate. In addition, the Merger may improve the incentive value of the Surviving Trust's stock compensation and would be beneficial from the standpoint of employee relations. The price of the Peregrine common shares, an important element of stock compensation, has remained relatively constant for the past five years and does not reflect Peregrine's performance, which has reduced the incentive value of stock compensation. Additionally, once Peregrine common shares cease to be publicly traded, employees may focus on the long-term goal of increasing value in the Surviving Trust's equity interests rather than on the day-to-day trading price of Peregrine's common shares.

     Oaktree and TCW sought to structure the transaction as a Merger because it would most efficiently accomplish their objectives to acquire the Nonaffiliated Shares. Upon the consummation of the Merger, Peregrine common shares will cease to be publicly traded and holders of Nonaffiliated Shares will receive $0.59 per share in cash. Following the Merger, all of the equity interests of New WinShip as the surviving trust will be owned by the Majority Shareholders.

     Oaktree Capital is a registered investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), which has approximately $17 billion of assets under, or committed for, management. Oaktree Capital is (a) the general partner with an approximately 1% or less equity interest in (i) OCM Real Estate Opportunities Fund A, L.P., (ii) OCM Real Estate Opportunities Fund B, L.P. and (iii) OCM Real Estate Opportunities Fund II, L.P. and (b) investment manager of Gryphon Domestic VII, LLC, a separate account pursuant to which Oaktree Capital receives a management and incentive fee. Oaktree Capital is a member managed limited liability company in which D. Richard Masson, a director of Peregrine, is a member who owns approximately 15% equity interest. The remaining membership interests of Oaktree Capital are held, directly and indirectly, by approximately 40 persons, with Howard S. Marks, Chairman of Oaktree Capital and Bruce A. Karsh, President of Oaktree Capital, each owning approximately 28% of the membership interests.

     TCW Special Credits is also a registered investment adviser with the SEC under Advisers Act and an affiliate of The TCW Group, Inc., an investment management company with approximately $50 billion of assets under, or committed for, management ("TCW Special Credits"). TCW Special Credits is (a) the general partner with an approximately 1% or less equity interest in (i) TCW Special Credits Fund IV limited partnership and (ii) TCW Special Credits Plus Fund limited partnership and (b) investment manager of (i) TCW Special Credits Trust IV, a collective investment trust, (ii) TCW Special Credits Trust IVA, a collective investment trust and (iii) Weyerhaeuser Company Master Retirement Trust separate account, in which TCW Special Credits or its affiliates receive a management and incentive fee. The foregoing limited partnerships, trusts and separate accounts hereinafter the "TCW Funds." TCW Special Credits is a general partnership in which Mr. Masson is a general partner with approximately 12% equity interest and TCW Asset Management Company ("TAMCO"), a wholly-owned subsidiary of The TCW Group, Inc, is the managing general partner with approximately 51% general partner interest. Mr. Masson is not an officer or equity owner of TAMCO or any of its affiliated companies, but he is an authorized signatory of TAMCO, as managing general partner of TCW Special Credits, with respect to investments of the TCW Funds. Mr. Masson and other Oaktree employees negotiated the terms of the Merger and Merger Agreement on behalf of the Majority Shareholders. See "SPECIAL FACTORS REGARDING THE MERGER--Background Of The Merger" and "--The Majority Shareholders' Purpose And Reasons For The Merger."

     The Prudential Insurance Company of America is a mutual insurance company and does not have any significant shareholders. The principal beneficiary of Gateway Recovery Trust is the Prudential Insurance Company of America.

APPROVAL BY THE TRUSTEES


     In April 1998, Oaktree and TCW began discussions with Peregrine regarding a variety of possible transactions designed to increase shareholder value. To address actual and potential conflicts of interest resulting from the status of D. Richard Masson, a principal of Oaktree Capital, the general partner and investment manager of the Oaktree funds and accounts and a general partner of TCW Special Credits, the general partner and investment manager of the TCW Funds, and Roger Snell, Chief Executive Officer of Peregrine, as members of the Board of Trustees, the Board of Trustees formed a Special Committee, which consists of Carson R. McKissick, Matthew L. Witte and Michael C. Joseph, to review the Oaktree and TCW proposals, make a recommendation to the Board of Trustees, and, if necessary, negotiate the terms of any such transactions with the Majority Shareholders. In considering their appointment to the Special Committee, the Board of Trustees was aware that Messrs. McKissick, Witte and Joseph were originally designated to the Board of Trustees by the Majority Shareholders and that they each hold options to purchase 20,000 Peregrine common shares. However, the Board did not view these factors as creating a conflict of interest because the options held by Messrs. McKissick, Witte and Joseph will not be converted into options to purchase New WinShip common shares and will be cancelled pursuant to their terms and without any consideration upon consummation of the Merger. Moreover, Messrs. McKissick, Witte and Joseph were selected as members of the Special Committee based on their ability to provide guidance to Peregrine because of their extensive experience and understanding of business and financial matters. In addition, the Special Committee is independent because none of its members is an employee or former employee of Peregrine nor an associate or affiliate of any of the Majority Shareholders. The Special Committee retained Duff & Phelps as its financial advisor for purposes of preparing a report concerning the fairness of certain transactions, including the exchange of preferred shares for Peregrine common shares.


     In early 2000, when the pending maturity of Peregrine's 8.5% Senior Secured Notes due October 1, 2000 caused renewed focus on the long-term capitalization of Peregrine and the need to maximize shareholder value, the Special Committee was reactivated to consider alternatives that were being proposed by Oaktree and TCW to address these concerns.


     The Special Committee did not retain any unaffiliated representative to act solely on behalf of the holders of Nonaffiliated Shares for purposes of negotiating the terms of the Merger and Merger Agreement. However, the Special Committee once again retained its own independent counsel to ensure that any negotiations be conducted at arm's length and Duff & Phelps as its financial advisor to evaluate the fairness of any transaction being proposed by the Majority Shareholders. Duff & Phelps rendered an opinion as to the fairness of the Merger from a financial point of view to the shareholders of the Company, but the Special Committee's independent legal counsel did not prepare any report or opinion as to the fairness of the Merger. In August 2000, based on the upper end of the range of value indications from Duff & Phelps' draft fairness analysis of July 2000, New WinShip offered to acquire all of the Nonaffiliated Shares at a purchase price of $0.59 per share pursuant to a Merger of Peregrine with and into New WinShip, which reflected a slightly higher price per share than the upper end of the range of value indications contained in Duff & Phelps' final fairness analysis in August 2000. After due consideration, the Special Committee and the Majority Shareholders agreed on the final purchase price of $0.59 per share and the other terms and conditions of the Merger.


     The Board of Trustees, acting on the recommendation of the Special Committee, has approved the Merger and the Merger Agreement. The Board of Trustees believes that the Merger and the terms and provisions of the Merger Agreement (including the $0.59 per share Merger Consideration) are fair to and in the best interests of Peregrine and the holders of Nonaffiliated Shares. See "SPECIAL FACTORS REGARDING THE MERGER--Background

Of The Merger," "--The Majority Shareholders' Purpose And Reasons For The Merger," and "--Opinion Of The Financial Advisor."

DUFF & PHELPS FAIRNESS OPINION

     Prior to the August 3, 2000 meeting of the Special Committee, Duff & Phelps, financial advisor to the Special Committee, delivered its draft fairness analysis of July 2000, which indicated that based upon and subject to the various considerations and assumptions, consideration in an amount equal to $0.56 per share would be fair to the holders of Nonaffiliated Shares from a financial point of view. Prior to the September 1, 2000 meeting of the Special Committee, Duff & Phelps delivered an updated fairness analysis which indicated that, based on revised management projections to reflect property sales and financial statements that were more recent than the financial statements which provided the basis for the previous fairness analysis delivered by Duff & Phelps, $0.59 per share is fair to the holders of Nonaffiliated Shares from a financial point of view. Duff & Phelps subsequently confirmed that $0.59 per share would be fair to the holders of Nonaffiliated Shares from a financial point of view in its final opinion delivered to the Special Committee and dated September 1, 2000. The Duff & Phelps opinion is attached to the Information Statement as Exhibit B. Please read this opinion carefully. See "SPECIAL FACTORS REGARDING THE MERGER -- Opinion Of The Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     New WinShip was formed by Oaktree and TCW for the purpose of acquiring 100% of Peregrine in the Merger. The Majority Shareholders beneficially own approximately 89.7% of the Peregrine common shares. Immediately prior to the consummation of the Merger each of the Majority Shareholders will contribute all of its Peregrine common shares to New WinShip. Following the Merger, the Majority Shareholders will own 100% of the common shares of the Surviving Trust. Such ownership will result from the conversion, upon the consummation of the Merger, of the outstanding Nonaffiliated Shares into the right to receive cash.

     Several trustees and officers of Peregrine hold options to purchase Peregrine common shares. Roger Snell holds options to purchase 1,700,000 Peregrine common shares at an exercise price of $0.25 per share, of which 1,275,000 were vested as of December 1, 2000, 212,500 will vest on September 30, 2001 and 212,500 will vest on September 30, 2002; Larry Knorr, Vice President and Chief Accounting Officer, holds options to purchase 200,000 Peregrine common shares at an exercise price of $0.25 per share, of which 133,334 shares were vested as of December 1, 2000; and Carson R. McKissick, Matthew L. Witte and Michael C. Joseph each holds options to purchase 20,000 Peregrine common shares at an exercise price of $2.00 per share, all of which were vested as of December 1, 2000. The options to purchase Peregrine common shares held by officers of Peregrine will become options to purchase common shares of New WinShip upon consummation of the Merger. The options held by trustees will be cancelled upon consummation of the Merger without any consideration being paid to the trustees for such options. The rollover of options to purchase Peregrine common shares held by officers of Peregrine in the Merger will result in a treatment of such officers that is different from the interest of the holders of Nonaffiliated Shares and may present actual or potential conflicts of interest. For a further description of these interests, see page 30 of this Information Statement.

The Special Committee and the Board of Trustees were aware of and considered such interests in recommending and approving the Merger. See "SPECIAL FACTORS REGARDING THE MERGER--Interests Of Certain Persons In The Merger."

FINANCING OF THE MERGER

     At the closing of the Merger, New WinShip expects to pay an aggregate purchase price of approximately $1,369,000 to the holders of Nonaffiliated Shares. The parties anticipate that New WinShip will require approximately $470,000 to pay expenses and costs relating to the Merger. New WinShip will not have any assets prior to the consummation of the Merger, other than Peregrine common shares, and will rely exclusively on borrowings under Peregrine's credit facility with Fremont Investment & Loan, Peregrine's cash on hand, cash from Peregrine's operations, and cash proceeds from sales of Peregrine's properties to finance the payment of the Merger Consideration and the expenses associated with the Merger. As of September 30, 2000, Peregrine had approximately $2,099,000 in cash on hand that may be used for the Merger. Proceeds from the sale of the Town Center Office Park, an office building located in Signal Hill, California sold on November 21, 2000 for net proceeds of approximately $2,930,000 may be used to finance the Merger. Pursuant to the terms of Peregrine's credit facility with Fremont, Peregrine may incur up to $1,200,000 of borrowings under such credit facility to fund the payment of cash in lieu of fractional interests or shares by Peregrine to its public shareholders in connection with the reorganization of Peregrine. Peregrine intends to obtain Fremont's consent to use the credit facility to finance the payment of the Merger Consideration and the expenses associated with the Merger prior to the consummation of the Merger. See "Special Factors Regarding the Merger--Financing of the Merger."

REGULATORY MATTERS

     Peregrine does not believe that any material federal or state regulatory approvals, filings or notices are required by Peregrine in connection with the Merger other than (i) such approvals, filings or notices required pursuant to federal and state securities laws and (ii) the filing of the certificate of Merger with the Secretary of State of California. See "SPECIAL FACTORS REGARDING THE MERGER--Regulatory Matters."

ACCOUNTING TREATMENT

     The Merger between Peregrine and New WinShip will be accounted for as an exchange of shares between entities under common control. As a result, the historical cost basis of Peregrine's assets and liabilities will be carried forward to the Surviving Trust.

     The cost of repurchasing the Peregrine common shares will be accounted for as a treasury stock transaction within the context of generally accepted accounting principles. Accordingly, the aggregate cost of such repurchase will be accounted for as a deduction from shareholders' equity. See "SPECIAL FACTORS REGARDING THE MERGER -- Accounting Treatment."

FEDERAL INCOME TAX CONSEQUENCES

     Shareholders will be taxed on their allocation of the Merger Consideration to the extent that the amount they receive exceeds their tax basis in their Peregrine common shares. Because determining the tax consequences of the Merger can be complicated, shareholders should consult their tax advisors in order to understand fully how the Merger will affect them. See "SPECIAL FACTORS REGARDING THE MERGER--Material Federal Income Tax Consequences Of The Merger."

THE PARTIES

     - PEREGRINE. Peregrine is a California real estate investment trust headquartered in Sacramento, California. As of November 14, 2000, Peregrine's investments included:


     -    seven commercial properties located primarily in the Sacramento area

     -    four hotel properties located in Northern California

     -    membership interests in two limited liability companies and

     -    one mortgage note secured by real property.

     Peregrine was organized in California pursuant to a Declaration of Trust dated July 31, 1973. Pursuant to a Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code Peregrine was reorganized under a Restated Declaration of Trust in 1994. Its principal offices are located at 1300 Ethan Way, Suite 200, Sacramento, California, 95825. Its telephone number is (916) 929-8244. See "CERTAIN INFORMATION REGARDING PEREGRINE" and "AVAILABLE INFORMATION."

     - NEW WINSHIP. New WinShip was organized by Oaktree and TCW to acquire all of the Peregrine common shares pursuant to the Merger Agreement. New WinShip has not conducted any unrelated activities since its organization. All of the outstanding capital stock of New WinShip is currently owned by TCW and Oaktree, and immediately prior to consummation of the Merger will be owned by the Majority Shareholders, who collectively own 89.7% of the issued and outstanding common shares of Peregrine. Immediately prior to the consummation of the Merger, the Majority Shareholders will contribute all of the Peregrine common shares owned by them to New WinShip in exchange for shares of capital stock of New WinShip. See "CERTAIN INFORMATION REGARDING NEW WINSHIP."

     New WinShip's principal offices are located at 1300 Ethan Way, Suite 200, Sacramento, California, 95825. Its telephone number is (916) 929-8244. See "CERTAIN INFORMATION REGARDING NEW WINSHIP."

REQUIRED VOTE FOR MERGER; WRITTEN CONSENT IN LIEU OF MEETING

     Under Section 23006 of the California Corporations Code, as amended, any two or more real estate investment trusts may be merged into one real estate investment trust upon the approval of the holders of a majority of the shares of beneficial interest of the real estate investment trust (or as otherwise provided for in the declaration of trust), provided that the merger is specifically permitted by the declaration of trust, and that procedure is detailed in those declarations. Under Section 4.7 of Peregrine's Restated Declaration of Trust, a merger or sale or transfer of all or substantially all of the assets of Peregrine must be approved by the affirmative vote or written consent of at least 75% of the outstanding common shares of Peregrine entitled to vote. On December 20, 2000, the Majority Shareholders, who then held, in the aggregate, 20,232,525 shares of Peregrine common shares, representing more than 75% of the votes entitled to be cast at a meeting to consider the Merger Agreement and the Merger, executed and delivered to Peregrine a written consent in lieu of a meeting of shareholders approving the Merger Agreement and the Merger and adopting the Merger Agreement. On December 1, 2000, there were issued and outstanding 22,552,440 shares of Peregrine common shares. The Merger will become effective no earlier than 20 business days after this Information Statement is first sent or given to shareholders of Peregrine. The Merger Agreement does not require the approval of the holders of Nonaffiliated Shares. See "REQUIRED VOTE FOR MERGER; WRITTEN CONSENT IN LIEU OF MEETING."

NO DISSENTERS RIGHTS

     California law and the provisions of Peregrine's Restated Declaration of Trust do not provide dissenters' rights to shareholders of Peregrine.

                                   MARKET DATA

MARKET


     Peregrine's common shares have traded on the Over-the-Counter Bulletin Board market system under the symbol PGRNS since its emergence from bankruptcy in October 1994, and its issuance of new Peregrine common shares was completed. Peregrine's common shares were not actively traded during 1998, 1999, 2000 or 2001. The following table sets forth the high and low closing quotations for the shares during each of the four quarters of 2000, 1999 and 1998 and for the first quarter of 2001 as reported by Nasdaq. The Over-the-Counter market quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission and may not necessarily represent actual transactions.



                                2001                      2000                         1999                        1998
                                ----                      ----                         ----                        ----

                          High         Low          High         Low             High        Low             High         Low
                          ----         ---          ----         ---             ----        ---             ----         ---
First Quarter             $0.50        $0.38        $0.41        $0.22           $0.25       $0.25           $0.63        $0.19
(to January 31 in the
case of 2001)

Second Quarter            $ --         $ --         $0.41        $0.19           $0.25       $0.25           $0.56        $0.38

Third Quarter             $ --         $ --         $0.44        $0.19           $0.28       $0.28           $0.56        $0.13

Fourth Quarter            $ --         $ --         $0.50        $0.31           $0.28       $0.28           $0.56        $0.13


HOLDERS

     As of December 31, 1999, there were 13,626 shareholders-of-record of Peregrine's common shares. In addition, there were approximately 2,500 shareholders whose shares were held by depositories in street and nominee names.

CASH DIVIDENDS

     Peregrine did not pay any cash dividends on its common shares in 2000, 1999 or 1998, and is substantially restricted under the terms of its credit facility with Fremont and under the terms of Peregrine's 8.5% Senior Secured Notes due October 1, 2000 (the "Notes") from making any cash distributions to shareholders in the foreseeable future. Under the credit facility, so long as any amounts under the credit facility remain outstanding Peregrine is prohibited from making any distributions of its assets to its shareholders. As of November 14, 2000, Peregrine has a balance of approximately $32,283,000 outstanding under its credit facility. Under the terms of the Notes, Peregrine may not pay any cash dividends to shareholders until (i) Peregrine has paid in full the amounts due under the notes issued to the holders of the Notes in lieu of paying interest on the Notes in cash (the "Interest Deferral Notes") and (ii) Peregrine has paid in full the amounts owing under the credit facility. As of October 30, 2000, Peregrine has approximately $698,347 outstanding under the Interest Deferral Notes.

                                      -9-
\

                             SELECTED FINANCIAL DATA

     The following represents selected financial data for Peregrine for the years ended December 31, 1999, 1998, 1997, 1996, and 1995 and the nine months ended September 30, 2000 and 1999. The data should be read in conjunction with other financial statements and related notes incorporated herein by reference. Numbers below are shown in thousands except for per share data.

                                                                                                    Nine Months    Nine Months
                                  Year Ended    Year Ended   Year Ended   Year Ended   Year Ended       Ended          Ended
                                 December 31   December 31,  December 31  December 31  December 31,  September 30,  September 30,
                                      1999          1998         1997        1996        1995           2000           1999
                                 -----------   ------------ -----------  -----------  -----------   -------------  -----------
OPERATING RESULTS
Revenue (1)..................       $28,523       $22,151      $24,828     $27,162     $26,893      $20,112        $17,948
Income/Loss before
     extraordinary item......       $(3,482)      $(4,671)     $(2,008)    $(7,892)    $(15,331)    $ (323)        $  879
Extraordinary item...........       $   126       $   255      $   440     $   187     $    598         --         $   58
Net Income/Loss (2)                 $(3,356)      $(4,416)     $(1,568)    $(7,705)    $(14,733)    $ (323)           937
Net Income/Loss attributable
   to Common Shares of
   Beneficial Interest (2),
   (3), (5)..................       $(3,356)      $(8,950)     $(4,818)    $(10,576    $(17,264)    $ (323)        $  937
Loss per Common Share of
   Beneficial Interest before
   extraordinary item, basic
   and diluted (5)...........       $ (0.15)      $ (1.18)     $ (1.08)    $  (2.21)   $  (3.66)        --             --
Extraordinary item per Common
   Shares of Beneficial
   Interest, basic and diluted      $    -        $  0.03      $  0.09     $   0.04    $   0.12         --             --
Net Loss per share
   attributable to Common
   Shares of Beneficial
   Interest, basic and diluted
   (2), (3), (5).............       $ (0.15)      $ (1.15)     $ (0.99)    $ (2.17)    $ (3.54)     $ (.01)        $  .04

FINANCIAL POSITION:
Total Assets.................       $74,139       $81,045      $69,883     $104,726    $121,793     $70,636        $81,621
Long-term Obligations (4)....       $70,388       $74,504      $88,757     $111,578    $115,064     $67,536        $74,332
Book Value Per Common Share..       $  0.02       $  0.50      $ (4.34)    $ (3.36)    $ (1.19)     $  0.01        $  0.21
Ratio of Earnings to Fixed
Charges (6)..................          0.54x           --         0.18x         --          --         0.93x          0.77x


----------------------------------

(1) Includes net gains (losses) from sales or transfer of investment $4,474, $374, $1,358, $1,580, and ($184), for the years ended December 31, 1999,
     1998, 1997, 1996, and 1995. Includes net gains of $2,519,000 and $4,821,000 for the nine months ending September 30, 2000 and 1999, respectively.

(2)  Includes valuation losses of ($1,830), ($0), ($459), ($4,278), and
     ($9,526), for the years ended December 31, 1999, 1998, 1997, 1996, and
     1995.

(3) Includes net loss plus the effects of preferred stock dividends, discounts on preferred stock dividends, and the accretion of discounts on preferred stock dividends.

(4) Includes long-term notes payable collateralized by deeds of trust on rental properties, the Notes, and the outstanding balance on Peregrine's line of credit. Includes the outstanding redeemable convertible preferred stock for years ending December 31, 1997, 1996, and 1995.

(5) For 1998 the weighted average number of common shares of beneficial interest reflects the conversion of all preferred stock into common stock as of November 1998.

(6) Earnings were inadequate to cover fixed charges by $3,356,000, $8,950,000, $4,818,000, $10,576,000 and $17,264,000 for the years ended December 31,
     1999, 1998, 1997, 1996 and 1995, respectively.

                                     GENERAL

     This Information Statement is being delivered in connection with the Merger of Peregrine with and into New WinShip pursuant to the Merger Agreement. As a result of the Merger, New WinShip will be the Surviving Trust and each Nonaffiliated Share will be converted into the right to receive the Merger Consideration, and the equity interest and rights and obligations of all Peregrine shareholders with respect to such shares will be terminated.

     No person has been authorized to give any information or to make any representations with respect to the Merger and related transactions described herein, other than those contained in this Information Statement, and, if given or made, such information or representations must not be relied upon as having been authorized by Peregrine, New WinShip or the Majority Shareholders.

                      SPECIAL FACTORS REGARDING THE MERGER

CLOSING

     The consummation of the Merger and the transactions contemplated thereby shall constitute the "Closing." Unless otherwise mutually agreed to by Peregrine and New WinShip, the Closing shall take place at the offices of Milbank, Tweed, Hadley & McCloy LLP, 601 South Figueroa Street, 30th Floor, Los Angeles, California 90017 on _____________, 2001, which shall constitute the "Closing Date." The effective time of the Merger shall be the close of business on the Closing Date (the "Effective Time").

BACKGROUND OF THE MERGER


     In March 1997, the Majority Shareholders began discussions with the Board of Trustees of Peregrine concerning alternatives available to Peregrine to enhance the value of Peregrine and its assets, including, among other things, the restructuring of Peregrine, the individual sale of Peregrine's assets, the refinancing of Peregrine's obligations and the sale of Peregrine through the sale of substantially all of its assets or a merger or other business combination with a third party. As a result of such discussions, the Majority Shareholders decided to pursue the replacement of a portion of the Board of Trustees at the annual meeting of shareholders and informed Peregrine of their intent to nominate a slate of four persons for election as trustees at the annual meeting of shareholders. Each of Messrs. Masson, McKissick, Witte and Bruce A. Karsh was nominated by the Majority Shareholders and elected as a trustee by the Peregrine common shareholders at the May 30, 1997 annual meeting of Peregrine shareholders. Mr. Snell was designated as a trustee in February 1997 by the Majority Shareholders in their capacity as preferred stockholders and was reelected as a trustee at the annual meeting of Peregrine shareholders on May 30, 1997. Pursuant to an agreement between Oaktree, TCW and Prudential, Mr. Karsh resigned as a trustee in October 1997 and Mr. Joseph was designated to fill the vacancy on the Board of Trustees. While the Majority Shareholders were concerned about the value of their investment at the time that they reconstituted the Board of Trustees in 1997 and were considering various alternatives to enhance the value of Peregrine and its assets, at the time of the election they were not seriously considering a going private transaction. Since the time that they were elected in 1997, the Board of Trustees and Roger Snell, the President and Chief Executive Officer of Peregrine, have had concerns that the stock price of Peregrine common shares did not adequately reflect the value of Peregrine's assets and that the market for Peregrine common shares was not as active or liquid as they desired, especially for the minority shareholders. Peregrine's management and the Board of Trustees have also questioned whether Peregrine derived any material benefit from being a public company, especially in light of the costs incurred by Peregrine to satisfy its public reporting obligations. From 1998 to 2000 management held discussions with financial advisors and other professionals to consider steps that could be taken to address these concerns. During these discussions various alternatives were discussed, including the possibility of a "going private" transaction and various alternatives to a going private transaction.


     In April 1998, the Board of Trustees and representatives of TCW and Oaktree began discussions with Peregrine regarding transactions designed to increase shareholder value. The alternatives discussed included an exchange of Peregrine's preferred shares for common shares, a reverse stock split that would not result in a going private transaction, a rights offering and the incorporation of Peregrine in Delaware.

     Since Roger Snell and D. Richard Masson, an affiliate of Oaktree and TCW, are members of the Board of Trustees, the Board of Trustees selected a Special Committee, which consisted of trustees Carson R. McKissick, Matthew
L. Witte and Michael C. Joseph, in April 1998 and authorized and empowered the Special Committee to receive and review various proposals, including those involving TCW and Oaktree, to make a recommendation to the full Board of Trustees, and, if necessary, to negotiate the terms of any transaction with the Majority Shareholders. In considering their appointment to the Special Committee, the Board of Trustees was aware that Messrs. McKissick, Witte and Joseph were originally designated to the Board of Trustees by the Majority Shareholders and that they each held options to purchase 20,000 Peregrine common shares. However, The Board did not view these facts as creating a conflict of interest because Messrs. McKissick, Witte and Joseph were selected based on their ability to provide guidance to Peregrine because of their extensive experience and understanding of business and financial matters. The Special Committee is independent because none of its members is an employee or former employee of Peregrine nor an associate or affiliate of any of the Majority Shareholders. In April 1998, the Board of Trustees further authorized the Special Committee to retain the services of legal counsel and a financial advisor to assist the Special Committee in its deliberations. The Special Committee retained the law firm of Troy & Gould, P.C. ("Troy & Gould") as its legal counsel and Duff & Phelps as its financial advisor in June 1998. The Majority Shareholders were not proposing a going private transaction at the time they initially designated Messrs. McKissick and Witte to the Board of Trustees on May 30, 1997 and Mr. Joseph to the Board of Trustees on October 6, 1997. While the Majority Shareholders were concerned about the value of their investment in Peregrine at the time they reconstituted the Board of Trustees in 1997, the newly constituted Board of Trustees was focused on maximizing the value of Peregrine and its assets and neither the Majority Shareholders nor the Board of Trustees were seriously considering a going private transaction at the time that the new trustees were elected in 1997.



     In 1998, the Board of Trustees continued to consider alternatives to maximizing Peregrine's value, including the possibility of a going-private transaction. However, the entire Board of Trustees did not at that time seriously consider a going-private transaction as a feasible alternative and decided not to pursue such a going-private transaction at that time for a number of reasons, including:


     (a) the Board of Trustees wanted to investigate all of the possible alternatives to a going-private transaction;

     (b) the Board of Trustees wanted to devote management resources to leasing, refinancing and renovating Peregrine's properties, many of which could not be sold or valued at prices that the Trustees and management deemed to be adequate at that time;

     (c) the Board of Trustees wanted to devote management resources to selling selected properties where market conditions were favorable to their sale;

     (d) the Board of Trustees wanted to complete the conversion of preferred shares to Peregrine common shares to enhance shareholder value;

     (e) the Board of Trustees did not want to effect a change of ownership that would limit Peregrine's use of its net operating losses. If Peregrine had engaged in a going private transaction and Oaktree acquired the Notes from Prudential and converted the outstanding
          Notes into Peregrine equity securities in 1998, such transactions would likely have resulted in an ownership change that would have limited Peregrine's ability to utilize its net operating loss carryforwards for Federal income tax purposes to less than $300,000 per year, assuming a market price of $0.25 per Peregrine common share. Absent the occurrence of an ownership change for income tax purposes, Peregrine will not be limited in its ability to utilize its net operating loss carryforwards in the amount of approximately $89 million for Federal income tax purposes and $41 million for California income tax purposes prior to their expiration pursuant to applicable laws. Consummation of the Merger in 2001 and conversion of the Notes following the consummation of the Merger will not effect an ownership change; and

     (f) Peregrine continued to struggle with the financial problems that resulted in its bankruptcy in 1994 and needed to restructure its debt or raise new capital and did not have sufficient financial resources to pay consideration to holders of Nonaffiliated Shares in a going-private transaction.

     As a result of such considerations, in 1998, the Board of Trustees and management believed that they should fully explore certain other available alternatives to enhance shareholder value before seriously considering a going private transaction. The Board of Trustees did not seriously consider undertaking a going-private transaction until July 2000, when the Special Committee was re-activated to explore the possibility of a going-private transaction. While the Board of Trustees considered investigating potential transactions with unaffiliated third parties to dispose of the Peregrine assets as a whole or to engage in a merger or combination, the Board of Trustees concluded that seeking alternative transactions with unaffiliated third parties would not maximize shareholder value because (i) they believed that the disparate nature of Peregrine's real estate assets, including the variety of office buildings, hotels, retail shopping centers and industrial properties would make it highly unlikely that a third party could be found who would be willing to purchase Peregrine, or its portfolio of assets, as a whole at a price that would likely be deemed reasonable by the Board of Trustees, (ii) perceived demand from institutional buyers of real estate (such as real estate investment trusts) and other buyers large enough to purchase the entire portfolio was low, (iii) the prospect of a protracted and unsuccessful selling effort would have had an adverse impact on Peregrine because it would divert management's attention from Peregrine's day-to-day operations; and (iv) the Majority Shareholders indicated that they desired to continue to hold their equity interests in Peregrine because they felt they would not be able to sell their Peregrine common shares at a satisfactory price, and the Board of Trustees believed that it was unlikely that a third party would be willing to purchase the minority shareholders' interest with the Majority Shareholders continuing to hold 89.7% of the Peregrine common shares.


     Also, at the time of the Board of Trustee's determination, none of Peregrine's properties was in the first tier of properties in the relevant market based on rents or valuation per square foot and other commonly used criteria for valuation of real estate for financing or sale. In addition, most of Peregrine's portfolio consists of so-called "transitional" or "undermanaged" properties that the Board of Trustees believed required lease-up to improve cash flows, capital expenditures to expand or rehabilitate the properties and/or refinancing before they could be readily marketed. For these reasons, the members of the Board of Trustees did not believe that any of the large real estate investment trusts or other buyers of portfolios would have any interest in acquiring Peregrine or all of Peregrine's assets without a substantial discount to the values of the underlying properties. As a result, the Board of Trustees believed that the most viable methods of achieving liquidity for Peregrine shareholders would be either to sell the properties one-by-one over an extended period of time as such properties' operations improved or to undertake a going-private transaction. In part because Peregrine's properties were not complementary, the Board of Trustees believed it would be necessary to focus the portfolio on a particular property type to make a sale of the entire portfolio feasible at satisfactory prices. While Peregrine began the process of developing a focus on hotel properties in 1997, that process is still at an early stage and is subject to market, financing, economic, management and other risks. Oaktree and TCW had no interest in seeking alternative transactions with third parties at this time for the same reasons.

     Of the possible transactions considered in 1998, only the exchange of preferred shares for Peregrine common shares was carried out. The exchange was consummated following issuance of a fairness opinion by Duff & Phelps and approval by the Special Committee. The exchange of preferred shares for Peregrine common shares was completed in November 1998. The conversion of the preferred shares to Peregrine common shares had the effect of strengthening the balance sheet and reducing dilution to the remaining Peregrine common shares by eliminating the priority of the preferred shareholders in a liquidation or sale of the properties and by eliminating the priority distributions of cash flow to the holders of preferred shares. The conversion of the preferred shares for Peregrine common shares also resulted in the increase in the Majority Shareholders' aggregate percentage ownership of the Peregrine common shares to approximately 89.7%. Although the accelerated conversion of the preferred shares into Peregrine common shares in November 1998 had allowed the Majority Shareholders to own in excess of the 75% of issued and outstanding Peregrine common shares required to approve the Merger, such conversion had an insignificant effect on the negotiations of the Merger. Even if Peregrine did not undertake the exchange, the preferred shares would have automatically converted pursuant to their terms into Peregrine common shares in April 1999. Moreover, the fact that the Majority Shareholders held 89.7% of the Peregrine common shares did not influence the manner in which the Special Committee and its legal counsel negotiated the terms of the Merger or their conclusion, based on Duff & Phelps' fairness opinion, that the price of $0.59 per share was fair to the holders of Nonaffiliated Shares from a financial point of view.

     Between late 1998 and the beginning of 2000, although the Board of Trustees and Peregrine's management continued to believe the stock price of Peregrine common shares did not adequately reflect the value of Peregrine's assets and that the market for Peregrine common shares was not as active or liquid as they desired, especially for minority shareholders, the Board of Trustees and Peregrine's management did not actively explore going private transactions and instead focused their attentions on increasing shareholder value by (i) managing, leasing, redeveloping and stabilizing the assets in Peregrine's portfolio, (ii) disposing of stabilized, fully valued properties and (iii) selecting new acquisition opportunities.

     In 1998 and 1999, Peregrine undertook a program of selling properties one-by-one as the business plans for some of the properties were achieved. Although most of the properties placed on the market were eventually sold, some of the properties could not be sold at attractive prices. As a result of lack of market interest and unfavorable valuations of certain of Peregrine's properties, Peregrine's management realized that a program of property-by-property sale would not result in favorable returns to Peregrine's shareholders in the short term because such a strategy would take a long time to accomplish and would entail significant market risk, cost and effort to improve the portfolio to make the properties marketable.

     In early 2000, Peregrine began discussions with the Majority Shareholders regarding Peregrine's Notes, which were held entirely by the Majority Shareholders and were scheduled to mature on October 1, 2000. Because it was unlikely Peregrine would be able to repay the Notes upon maturity and refinancing could not be obtained on terms that were commercially reasonable because of Peregrine's high financial leverage, Peregrine and the Majority Shareholders discussed converting the Notes into Peregrine common shares as an alternative to a default upon the maturity of the Notes. Prudential, however, was reluctant to convert the Notes into Peregrine common shares because Prudential desired to retain its position as a creditor of Peregrine because as such it enjoyed a preferred position in the event of a liquidation of Peregrine and the debt securities have greater value than equity securities of Peregrine. Prudential, however, was willing to sell the Notes for cash consideration equal to the outstanding principal amount of the Notes plus accrued and unpaid interest on the Notes. When it became clear that Prudential would be unwilling to convert its Notes into common shares, in order to avoid a potential default of the Notes and the negative effects of such an event, Oaktree began discussions with Prudential regarding the acquisition by Oaktree of the Notes held by Prudential for cash consideration equal to the outstanding principal amount of the Notes plus accrued and unpaid interest on the Notes and the conversion by Oaktree and TCW of the Notes into Peregrine common shares.

     Realizing that the conversion of the Notes into Peregrine common shares by Oaktree and TCW would further dilute the minority shareholders and exacerbate the inability of minority shareholders to readily sell their Peregrine shares, the Board of Trustees and Peregrine's management renewed their exploration of transactions which would address this issue and also renewed their evaluation of the costs and benefits of being a public company.

     Concurrently with discussions regarding the sale of Prudential's Notes to Oaktree and TCW, Oaktree and TCW discussed with Prudential the possibility of taking Peregrine private. In connection with Oaktree's offer to purchase Prudential's Notes for cash consideration equal to the outstanding principal amount of Prudential's Notes plus accrued and unpaid interest on such Notes, Prudential also agreed to vote in favor of a going-private transaction should such a transaction be approved by the Board of Trustees. Prudential, which held approximately 38.3% of the voting shares of Peregrine, agreed that it would vote its Peregrine common shares in favor of a going private transaction which Oaktree and TCW was considering proposing to Peregrine because (i) a primary goal of such a transaction would be to provide liquidity to the minority shareholders and considering the size of Prudential's Peregrine common shares holdings, Prudential did not fit in the category of a minority shareholder, (ii) Prudential desired to retain its equity holdings in Peregrine and (iii) Prudential desired to sell its Notes for cash consideration equal to the outstanding principal amount of the Notes plus accrued and unpaid interest on the Notes. At this time, Oaktree and TCW had no interest in seeking alternative transactions with third parties for the same reasons as when such transactions were first being considered. On May 26, 2000, TCW and OCM Real Estate Opportunities Fund II, L.P. purchased at par all of the Notes held by Prudential and each of the Majority Shareholders entered into a Shareholders' Agreement pursuant to which they agreed to vote in favor of the proposed going private transaction. TCW and Oaktree also agreed in the Shareholder's Agreement that they would not convert the Notes at an exchange price of less than the greater of (i) $0.50 per share (which was based on the middle range of the 1998 fairness opinion provided by Duff & Phelps) and (ii) $0.10 per share less than the highest price paid by Peregrine to purchase any Peregrine common shares. In such Shareholders' Agreement, the Majority Shareholders agreed to contribute the Peregrine common shares held by each entity to a newly-formed entity that would be wholly-owned by the Majority Shareholders and to vote in favor of a merger between Peregrine and such newly-formed entity. Such agreement among the Majority Shareholders expires on December 31, 2000, but will continue for successive six month terms unless terminated not less than one month prior to the expiration of the applicable term.


     From the beginning of 2000 to July 2000, Oaktree, Prudential, Peregrines's management and counsel to Peregrine further discussed the possibility of a going private transaction and the various transaction structures that could be utilized to effect a going private transaction. In July 2000, the Special Committee was notified of the discussions regarding the possibility of a going private transaction with the Majority Shareholders designed to address the concerns of the Board of Trustees and Peregrine's management about Peregrine's inability to repay the Notes and the illiquidity of the market for the Peregrine common shares. The cash merger structure was considered most desirable to all parties because it would facilitate the acquisition of Peregrine common shares in a single step, with minimum transaction costs and without material disruption to Peregrine's operations. Oaktree and TCW indicated to the Special Committee in August 2000 that New WinShip would use borrowings under Peregrine's credit facility with Fremont, as well as Peregrine's cash on hand, cash from operations and cash proceeds from sales of Peregrine's properties, to finance the payment of the Merger Consideration and the expenses associated with the Merger. In August 2000, the Board of Trustees decided that a merger with or sale to a third party was not a feasible alternative to the Merger for the same reasons as when such transactions were first being considered. In addition, given that Oaktree and TCW had no interest in seeking an alternative transaction with third parties because they felt they would not be able to sell their Peregrine common shares at a satisfactory price and Oaktree and TCW had succeeded in obtaining Prudential's support for the Merger, there was no likelihood that such an alternative transaction could be consummated in light of the 89.7% stock ownership and voting power of the Majority Shareholders. The the Board of Trustees and Special Committee were not specifically prohibited from seeking alternative transactions with third parties. However, they had previously considered and concluded that an alternative transaction with unaffiliated third parties would not maximize shareholder value because (i) they believed that the disparate nature of Peregrine's real estate assets would make it highly unlikely that a third party could be found who would be willing to purchase Peregrine, or its portfolio of assets, as a whole at a price that would likely be deemed reasonable by the Board of Trustees, (ii) perceived demand from institutional buyers of real estate (such as real estate investment trusts) and other buyers large enough to purchase the entire portfolio was low, (iii) the prospect of a protracted and unsuccessful selling effort would have diverted management's attention from Peregrine's day-to-day operations; and (iv) the Majority Shareholders indicated that they desired to continue to hold their equity interests in Peregrine because they felt they would not be able to sell their Peregrine common shares at a satisfactory price, and the Board of Trustees believed that it was unlikely that a third party would be willing to purchase the minority shareholders' interest with the Majority Shareholders continuing to hold 89.7% of the Peregrine common shares. In addition, it was not practical to seek an alternative transaction given that such a transaction was unlikely to receive shareholder approval since Oaktree and TCW had no interest in seeking such an alternative transaction for the same reasons as when such transactions were first being considered. In addition, the Majority Shareholders had entered into a Shareholders Agreement in May 2000 agreeing to vote in favor of a merger between Peregrine and New WinShip.


     In July 2000, the Special Committee again retained Duff & Phelps as its financial advisor for purposes of preparing a report as to the fairness of the Merger, from a financial point of view, to the holders of Nonaffiliated Shares. In selecting Duff & Phelps, the Special Committee based its choice on the basis of (i) the quality of Duff & Phelps's written material, (ii) Duff & Phelps's reputation and prominence, (iii) Duff & Phelps's experience in advising the Independent Committee on the exchange of preferred for common shares in 1998 and in advising other board committees similar to the Special Committee, (iv) the Special Committee's high level of comfort with the representatives of Duff & Phelps who would be assigned to work with them, (v) the sensitivity of such representatives to the need to obtain both a fair price and impartial and lawful procedure, and (vi) Duff & Phelps's fee structure. Upon the Special Committee's engagement of Duff & Phelps as its financial advisor, Duff & Phelps began its due diligence review of Peregrine.

     Before the August 3, 2000 meeting of the Special Committee, Duff & Phelps delivered to the Special Committee, Board of Trustees and the Majority Shareholders its draft fairness analysis of July 2000, which indicated that based upon and subject to various considerations and assumptions, consideration in an amount equal to $0.56 per share would be fair to the holders of Nonaffiliated Shares from a financial point of view and that the value indications considered in its analysis ranged from $0.00 to $0.59. Although the draft fairness analysis was made available to the Majority Shareholders, the Majority Shareholders did not influence Duff & Phelps' draft fairness analysis or the final fairness analysis and opinion which Duff & Phelps subsequently issued.

     On August 3, 2000, after the Special Committee had again retained Troy & Gould as its legal counsel, Oaktree and TCW delivered a letter to the Special Committee setting forth its first written proposal to take Peregrine private. In it, Oaktree and TCW proposed the Merger between Peregrine and New WinShip, a new company they planned to form to facilitate the Merger. Under their proposal, the Majority Shareholders would capitalize New WinShip with Peregrine common shares owned by them. Peregrine would then merge with and into New WinShip, and New WinShip would remain after the Merger as the Surviving Trust. Based on the upper end of the range of Duff & Phelps' value indications from its draft fairness analysis of July 2000, the Oaktree and TCW's proposal provided that the holders of Nonaffiliated Shares would receive $0.59 per share in cash for each Peregrine common share they owned. The proposal further provided that, in connection with the Merger, the Peregrine common shares held by New WinShip would be cancelled. As a result, the Majority Shareholders would own 100% of Peregrine after the consummation of the Merger and the cancellation of the shares of Nonaffiliated Shares.

     On August 3, 2000, the Special Committee and its legal counsel met with Roger Snell and Larry Knorr, the Chief Accounting Officer of Peregrine, as well as representatives of Oaktree and counsel for Peregrine to discuss Oaktree and TCW's proposal to purchase the Nonaffiliated Shares at $0.59 per share and Duff & Phelps' draft fairness analysis of July 2000, as well as discuss the status of the Peregrine properties with management. The draft fairness analysis of July 2000 was based on financial statements as of March 31, 2000, and indicated that consideration in the amount of $0.56 per share would be fair to the holders of Nonaffiliated Shares. After concluding its discussions with the officers and counsel of Peregrine and with the representatives of Oaktree, the Special Committee excused them from the meeting and the Special Committee, with its counsel, continued the meeting to further discuss Oaktree and TCW's proposal and Duff & Phelps' draft fairness analysis of July 2000. During such meeting counsel to the Special Committee advised the Special Committee of its fiduciary duties and of the terms of the Merger Agreement.

     During the same August 3, 2000 meeting, the Special Committee did not immediately accept the $0.59 per share offer by Oaktree and TCW. Peregrine had not received any other offer to acquire the Nonaffiliated Shares or the Company as a whole. The Special Committee considered the possibility of making a counteroffer but decided not to do so because it concluded, based on the advice of Duff & Phelps, its own knowledge of the portfolio and market conditions and Peregrine's recent financial performance, that it had no persuasive basis to support a counteroffer, that $0.59 cents per share was more than Peregrine was likely to get from a third party purchaser of Peregrine's assets and that the minority shareholders would benefit from obtaining immediate liquidity for the holders of Nonaffiliated Shares at a fair price that is substantially higher than the current market price for the stock. The Special Committee noted that during the first six months of 2000, the daily average trading volume for Peregrine Common Shares was only 503 shares and the average trading price was $0.23 per share with prices ranging from $0.16 to $0.41 per share, with an average spread between bid and ask prices of $0.20 per share, indicating a low level of trading and an unsatisfactory level of liquidity for the holders of Nonaffiliated Shares. Thus, for the roughly 126 trading days of that six-month period, the total value of the trading in Peregrine's stock was only approximately $7,000. The Special Committee also noted that most of the minority shareholders had a basis in their stock substantially above the current trading prices. As a result of extreme illiquidity in the market for Peregrine stock, the only practical way the minority shareholders as a group could dispose of their Peregrine equity interests and realize a loss for tax purposes while minimizing that loss would be through the Merger.

     The Special Committee decided not to seek alternative transactions with unaffiliated third parties for the same reasons that the Board of Trustees decided not to pursue such alternative transactions in 1998 and determined that the minority shareholders would be better served by undertaking a going-private transaction at a fair valuation. Based on the advice of Duff & Phelps and their own knowledge of Peregrine's portfolio and the real estate market, the Special Committee reached the conclusion that the risks to the holders of Nonaffiliated Shares of pursuing a third-party offer and turning down the going-private offer were greatly outweighed by the benefits of getting an immediate cash payout to the holders of Nonaffiliated Shares of $0.59 per share.

     On September 1, 2000, the Special Committee and its legal counsel met with representatives of Duff & Phelps to review Duff & Phelps' final fairness analysis of August 2000 and their draft opinion, which were based on financial statements as of June 30, 2000 and revised management projections to reflect property sales, and which indicated that consideration in the amount of $0.59 per share would be fair to the holders of Nonaffiliated Shares from a financial point of view and that value indications considered in its analysis ranged from $0.00 to $0.58. A presentation was made by Duff & Phelps concerning the fairness of the $0.59 offer given by

Oaktree and TCW. Duff & Phelps described their due diligence review of Peregrine, which included visits to selected properties and to Peregrine's headquarters in Sacramento, and extensive meetings with Peregrine's executive officers, particularly with the President and Chief Executive Officer of Peregrine, Roger D. Snell, and with Larry Knorr, the Chief Accounting Officer of Peregrine. Duff & Phelps' $0.58 per share value indication was based on an orderly liquidation analysis whereby the fair market value of Peregrine's liabilities and estimated liquidation costs were subtracted from the fair market value of Peregrine's assets. The fair market value of Peregrine's assets was determined to be $87.6 million, including $83.0 million for its hotel and commercial properties. Duff & Phelps explained that they had reviewed third-party appraisals of the hotel properties at a fair market value of $43.6 million and management estimates of the commercial and hotel properties at fair market values of $40.4 million and $41.6 million, respectively. Subtracting Peregrine's liabilities of $69.6 million and estimated liquidation costs of $4.1 million from the total asset value of $87.6 million resulted in a total equity value of $13.9 million, or $0.58 per fully diluted share. The net book value of Peregrine's equity securities ($837,000 or $0.04 per fully diluted share as of June 30, 2000) was not considered to be a meaningful indication of its fair market value because, as with most businesses, the accounting basis of the assets does not reflect their fair market value. In addition, Duff & Phelps explained that they had also reviewed the historical trading price and volume of the Peregrine common shares, and publicly available information regarding Peregrine as well as internally prepared financial information. Duff & Phelps had also considered both current operating performance and management's projections of Peregrine's future financial performance. Such projections included management's expectation that Peregrine will dispose of all its commercial properties by the end of 2001 and the effects of such sales on Peregrine's future results of operations. Such projections influenced the Special Committee's decision to go forward with the transaction because the projected revenues did not increase enough to offset the burden of the expenses associated with remaining a public company. Duff & Phelps also reviewed their final fairness analysis of August 2000 and explained the types of analyses that they had performed, which included five different methodologies: liquidation value analysis; discounted cash flow analysis; public stock price analysis; comparable public company analysis; and analysis of control transactions. These valuation approaches, other than the liquidation value analysis, are designed to determine the value of Peregrine as a going concern. Duff & Phelps advised the Special Committee orally that, based on their due diligence review and these analyses, the $0.59 offer was fair to the holders of the Nonaffiliated Shares from a financial point of view and that, based on their analysis of the properties and the market, it was unlikely that the entire portfolio of assets could be sold to a third party for an amount greater than $0.59 per fully diluted share.

     At the same meeting of September 1, 2000, the Special Committee, based upon the Duff & Phelps August 2000 final fairness analysis and upon oral representations of Peregrine management and Oaktree and TCW and subject to the issuance by Duff & Phelps of its final written opinion in substantially the form of the draft presented to the Special Committee, that the Merger and related transactions are fair to the holders of the Nonaffiliated Shares from a financial point of view, unanimously took the following actions: (i) approved the terms of the Merger Agreement and the transactions contemplated thereby as they relate to the holders of Nonaffiliated Shares; (ii) determined that the Merger Consideration of $0.59 per share and the terms of the Merger are fair to and are in the best interest of the holders of Nonaffiliated Shares; and (iii) recommended that the Board of Trustees approve and authorize the Merger Agreement and the transactions contemplated thereby.


     On September 1, 2000, Peregrine issued a press release disclosing that the Special Committee had approved the Merger and authorized Peregrine to sign a definitive Merger Agreement pursuant to which holders of Nonaffiliated Shares would receive a per share price of $0.59 in cash upon consummation of the Merger of Peregrine with New WinShip.

     On September 26, 2000, the Special Committee advised the Board of Trustees in writing that the Special Committee recommended that the Board of Trustees approve and authorize the Merger Agreement and the transactions contemplated thereby. The Board of Trustees also received the final, written opinion of Duff & Phelps dated September 1, 2000, a copy of which is attached hereto as Exhibit
B. See "SPECIAL FACTORS REGARDING THE MERGER."

     On September 26, 2000, the Board of Trustees unanimously approved the Merger Agreement pursuant to a written consent and directed that the Merger Agreement be submitted to a vote of the shareholders of Peregrine entitled to vote thereon. The Board of Trustees decided to obtain shareholder approval by written consent in lieu of a shareholders meeting because the Majority Shareholders own in excess of the 75% of issued and outstanding Peregrine common shares required to approve the Merger.

SPECIAL COMMITTEE

     In reaching its determination that the terms and conditions of the Merger Agreement are fair from a financial point of view to and in the best interest of the holders of Nonaffiliated Shares and to approve and recommend that the Board of Trustees approve the Merger Agreement, the Special Committee did not perform any independent financial analysis, but reviewed and adopted the analyses performed by Duff & Phelps, as described above. The Special Committee also considered the factors listed below:

          (1) COMPARISON OF MARKET PRICES. A comparison of the historical market prices of Peregrine common shares with the per share price offered by the Majority Shareholders. The $0.59 per share price represents a 136% premium over the $0.25 average closing price per share for the 30 trading days before Peregrine first publicly announced the Merger. The fact that the Merger Consideration represents a meaningful premium over recent trading prices of the Peregrine common shares in the view of the Special Committee supported its determination to approve the Merger.

          (2) FAIRNESS OPINION. The opinion of Duff & Phelps addressed to the Special Committee and dated September 1, 2000, that the $0.59 per share to be received by the holders of Nonaffiliated Shares in connection with the Merger is fair to such shareholders from a financial point of view, as of that date. In addition, the $0.59 per share offer exceeds $0.58 per share, which was the upper end of the range of value indications in Duff & Phelps' final fairness analysis in August 2000. The rendering of Duff & Phelps' opinion was, in the view of the Special Committee, a critical factor in support of its determination to approve the Merger.

          (3) SMALL, ILLIQUID PUBLIC FLOAT. The Special Committee also considered the fact that the public float for the Peregrine common shares consists of only approximately 10% of the outstanding shares of Peregrine common shares. Because of the limited float, relatively low trading volume in the Peregrine common shares and typical transaction costs, the Special Committee believed that attempts to sell significant portions of the Peregrine common shares could cause substantial downward pressure on market prices and that sales by shareholders with smaller holdings were not practical because of the related transaction costs. The Special Committee therefore believes that the Merger represents an opportunity for holders of Nonaffiliated Shares to realize a higher price for such stock than might be realized in market transactions. This factor was viewed as supporting the fairness determination to approve the Merger.


          (4) MAJORITY SHAREHOLDERS' CONTROL OF PEREGRINE. The Special Committee also considered the fact that the Majority Shareholders beneficially own approximately 89.7% of the Peregrine common shares, representing approximately 89.7% of the voting power of Peregrine. The Special
     Committee therefore considered the fact that the Majority Shareholders have sufficient stock ownership and voting power to control a disposition of Peregrine. Although the Special Committee was not specifically prohibited from seeking alternative transactions with third parties, the Special Committee and Duff & Phelps were not authorized to, and did not, solicit third party indications of interest for the auction of Peregrine or its assets for the reasons discussed in paragraph (6) below. The fact that Oaktree and TCW control Peregrine was understood by the Special Committee to give rise to a conflict of interest in connection with the Merger, and accordingly required the appointment of the Special Committee to make a fairness determination. The Special Committee also considered the statement made by Oaktree and TCW that, at such time, they had no present plan or intention to sell their Peregrine common shares or to liquidate the assets of Peregrine in the immediate future.


          (5) TREND OF REVENUES AND NET LOSS. The Special Committee considered all meaningful changes in the financial condition of Peregrine, including the fact that revenues increased from $22,151,000 in 1998 to $28,523,000 in 1999, and net losses decreased from $4,416,000 in 1998 to $3,356,000 in 1999. The Special Committee discussed these improvements with Duff & Phelps to ensure that they and all other important changes or developments were taken into consideration by Duff & Phelps in rendering their fairness opinion. As a result, these improvements, together with other changes in the financial condition of Peregrine and its properties, were considered by Duff & Phelps in rendering their fairness opinion, but they were not sufficient to increase the value of Peregrine's common shares to a level in excess of the $0.59 per share contemplated in the Merger.


          (6) ALTERNATIVE TRANSACTIONS. The Special Committee had previously considered and concluded that an alternative transaction with unaffiliated third parties would not maximize shareholder value because (i) it believed that the disparate nature of Peregrine's real estate assets would make it highly unlikely that a third party could be found who would be willing to purchase Peregrine, or its portfolio of assets, as a whole at a price that would likely be deemed reasonable by the Board of Trustees, (ii) perceived demand from institutional buyers of real estate (such as real estate investment trusts) and other buyers large enough to purchase the entire portfolio was low, (iii) the prospect of a protracted and unsuccessful selling effort would have diverted management's attention from Peregrine's day-to-day operations; and (iv) the Majority Shareholders indicated that they desired to continue to hold their equity interests in Peregrine because they felt they would not be able to sell their Peregrine common shares at a satisfactory price, and the Special Committee believed that it was unlikely that a third party would be willing to purchase the minority shareholders' interest with the Majority Shareholders continuing to hold 89.7% of the Peregrine common shares. Furthermore, the Special Committee considered the fact that although they were not prohibited by the Majority Shareholders from seeking alternative transactions with unaffiliated third parties, it was not practical to seek an alternative transaction given that such a transaction was unlikely to receive shareholder approval since Oaktree and TCW had no interest in seeking such an alternative transaction for the same reasons as when such transactions were first being considered. In addition, the Majority Shareholders had entered into a Shareholders Agreement in May 2000 agreeing to vote in favor of a merger between Peregrine and New WinShip. Based on their knowledge of Peregrine's portfolio and the real estate market, the Special Committee concluded that the risks to the holders of Nonaffiliated Shares of pursuing a third-party offer were greatly outweighed by the benefits of attaining immediate liquidity for the holders of Nonaffiliated Shares at $0.59 per share.

     The foregoing factors constitute all material factors considered by the Special Committee in reaching its determination that the terms and conditions of the Merger Agreement are fair from a financial point of view to and in the best interests of the holders of Nonaffiliated Shares. The Special Committee did not assign relative weights to the factors described above.

THE BOARD OF TRUSTEES

     The Board of Trustees believes that the terms and conditions of the Merger Agreement are fair to and in the best interest of the holders of Nonaffiliated Shares from a financial point of view. In reaching the determinations referred to above, the Board of Trustees considered and relied upon the conclusions and recommendations of the Special Committee, the unanimous approval of the Merger Agreement and the Merger by the three trustees of Peregrine (Carson R. McKissick, Matthew L. Witte and Michael C. Joseph) who are not (i) officers or employees of Peregrine, (ii) officers or employees of New WinShip or (iii) associates or affiliates of the Majority Shareholders, and the following additional factors, each of which, in the view of the Board of Trustees, supported such determinations: (x) the considerations referred to above as having been taken into account by the Special Committee, whose conclusions and recommendation the Board of Trustees adopted as their own, (y) the receipt by the Special Committee of the opinion of Duff & Phelps addressed to the Special Committee that, as of the date of such opinion, based upon and subject to various considerations and assumptions stated therein, the $0.59 per share to be received by the holders of Nonaffiliated Shares in the Merger is fair to such holders from a financial point of view, and the related analysis orally presented to the Board of Trustees by Duff & Phelps, and (z) the fact that the price per share to be paid in the Merger and the terms and conditions of the Merger Agreement were the result of arm's-length negotiations between the Special Committee and Oaktree and TCW and their respective advisors and counsel.

     The members of the Board of Trustees, including the members of the Special Committee, evaluated the Merger in the light of their knowledge of the business, financial condition and prospects of Peregrine, and the advice of their financial and legal advisors. In view of the number and variety of factors that the Special Committee and the Board of Trustees considered in connection with their evaluation of the Merger, neither the Special Committee nor the Board of Trustees found it practicable to assign relative weights to the foregoing factors, and, accordingly, neither the Special Committee nor the Board of Trustees did so.

     The Board of Trustees believes that the Merger is procedurally and substantively fair based on several factors, including:

     (1) UNANIMOUS APPROVAL BY INDEPENDENT SPECIAL COMMITTEE. The Merger and the Merger Agreement were unanimously approved and recommended by the Special Committee, which consists solely of independent, non-employee trustees of Peregrine who are not associates or affiliates of any of the Majority Shareholders. The independence of the Special Committee and its unanimous approval of the Merger are critical factors supporting the Board of Trustees' view that the Merger is procedurally fair to the holders of the Nonaffiliated Shares.

     (2) ARM'S-LENGTH NEGOTIATION PROCESS. The negotiation of the terms of the Merger Agreement and the Merger Consideration was conducted in good faith and on an arm's length basis. The fact that the Special Committee members were originally designated to the Board of Trustees by the Majority Shareholders did not prevent the negotiations from being conducted at arm's-length because the Special Committee is comprised of independent members who are not employed by Peregrine nor associated or affiliated with the Majority Shareholders. The appointment of Messrs. McKissick, Witte and Joseph to the Board of Trustees was based on their ability to provide guidance to Peregrine because of their extensive experience and understanding of business and financial matters and not on prior existing relationships with the Majority Shareholders. In addition, the Special Committee retained Duff & Phelps as its financial advisor for purposes of preparing a report concerning the fairness of the transaction, from a financial point of view, to the holders of Nonaffiliated Shares.

     (3) FAIRNESS OPINION. The Opinion of Duff & Phelps addressed to the Special Committee and dated September 1, 2000 indicated that the $0.59 per share to be received by the holders of Nonaffiliated Shares in connection with the Merger is fair to such shareholders from a financial point of view, as of that date. In addition, the $0.59 per share offer exceeds $0.58 per share, which was the upper end of the range of value indications in Duff & Phelps' final fairness analysis in August 2000. The rendering of that opinion was an important factor in support of the Board of Trustees' determination that the Merger is procedurally and substantively fair to the holders of Nonaffiliated Shares.

     (4) COMPARISON OF MARKET PRICES. A comparison of the historical market prices of Peregrine common shares with the per share price offered by the Majority Shareholders reflects that the $0.59 per share to be received by the holders of Nonaffiliated Shares in connection with the Merger represents a 136% premium over the $0.25 average closing price per share during the 30 trading days before Peregrine first publicly announced the Merger. The fact that the Merger Consideration represents a meaningful premium over recent trading prices of the Peregrine common shares supported the view that the Merger is substantively fair to the holders of Nonaffiliated Shares.

     (5) EXIT STRATEGY. Sales by shareholders with smaller holdings are not practical because the transaction costs that would be incurred from selling a small number of shares would exceed the dollar value derived from selling such shares. As a result, a shareholder who currently wants to sell his or her Peregrine common shares may find it difficult or costly to do so. Approximately 70% of the holders of Nonaffiliated Shares holds less than 100 Peregrine common shares, and about 98% of the holders of Nonaffiliated Shares holds less than 500 Peregrine common shares. The Merger represents an opportunity for holders of Nonaffiliated Shares to receive cash for his or her shares of stock and realize a higher price for such stock than could be expected to be realized in market transactions. This factor supports the belief that the Merger is substantively fair to the holders of Nonaffiliated Shares.

     (6) SMALL, ILLIQUID PUBLIC FLOAT. There is no established market for Peregrine common shares, in part because the number of Peregrine common shares held by shareholders other than the Majority Shareholders consists of only approximately 10% of the outstanding shares of Peregrine common shares. Because of the limited float, relatively low trading volume in the Peregrine common shares and typical transaction costs, attempts to sell significant portions of the Peregrine common shares may cause substantial downward pressure on market prices.

The Merger offers shareholders an opportunity to dispose of all of their Peregrine common shares at a substantial premium. This factor supports the view that the Merger is fair to the holders of Nonaffiliated Shares.

     (8) LACK OF A FEASIBLE ALTERNATIVE TRANSACTION. For the reasons stated above, none of the alternatives to a going private transaction, including a sale of all of the properties to a third party, or a property-by-property sale, were feasible at prices that could be reasonably expected to yield proceeds to the minority shareholders equal to or in excess of $0.59 per share.

     The foregoing factors constitute all material factors considered by the Board of Trustees in reaching its determination that the terms and conditions of the Merger Agreement are fair to and in the best interests of the holders of Nonaffiliated Shares from both a financial and procedural point of view.

THE REPORTING PERSONS' PURPOSE AND REASONS FOR THE MERGER

     Oaktree and TCW's purpose for engaging in the transactions contemplated by the Merger Agreement is to acquire, together with Prudential, 100% ownership of Peregrine and to afford the holders of the Nonaffiliated Shares an opportunity to dispose of their shares at a premium over recent market prices.

     The purpose of the Reporting Persons for undertaking the Merger is to enhance Peregrine's shareholder value by reducing administrative, legal, accounting and other costs. The Reporting Persons believe that Peregrine does not receive any significant benefit from its status as a public company as it has not accessed the public capital markets for the past twelve years and does not anticipate doing so in the foreseeable future. In addition, the Reporting Persons believe that Peregrine's shareholders do not derive the benefits typically received by shareholders of publicly traded companies because there is no established market for Peregrine shares and the relatively small number of outstanding Peregrine shares held by the Nonaffiliated Holders has caused an illiquid market for Peregrine common shares and has resulted in the minority shareholders' limited ability to realize the value of their shares.

     Peregrine has not raised capital through the public markets in the last twelve years and does not anticipate doing so in the foreseeable future. The costs of complying with the reporting requirements of a public company constitute a significant portion of Peregrine's administrative expense. In addition, the Reporting Persons believe that the management resources of Peregrine are diverted by Peregrine's compliance obligations as a public company and that privately held status will enhance Peregrine's ability to dedicate itself to ownership and management of commercial real estate.

     The Reporting Persons estimate that Peregrine will be able to achieve savings of approximately $500,000 per year in legal, printing, accounting and public relations costs by being freed of public reporting obligations. On a long-term basis, such savings will outweigh the estimated costs of the transaction as described under "Estimated Fees and Expenses." In addition, the Reporting Persons believe that the Merger will benefit all of Peregrine's shareholders because it may increase the value of the Surviving Trust's stock by allowing the Surviving Trust to reduce costs and dedicate its resources to ownership and management of real estate and creating a liquidity event allowing the minority shareholders to realize the value of their shares.

     Finally, the Reporting Persons believe that the Merger is beneficial from the standpoint of employee relations. Public ownership has created difficulties for Peregrine with regard to employee compensation. The price of the Peregrine common shares, an important element of stock compensation, has remained relatively constant for the past five years and does not reflect adequately Peregrine's performance, which has reduced the incentive value of stock compensation and has hurt employee morale. The Merger may increase the value of the Surviving Trust's equity interests by allowing the Surviving Trust to reduce costs and dedicate its resources to ownership and management of real estate. As a result, the Merger may improve the incentive value of the Surviving Trust's stock compensation. Additionally, once Peregrine's common shares cease to be publicly traded, employees may focus on the long-term goal of increasing value in the Surviving Trust's equity interests rather than on the day-to-day trading price of Peregrine's common shares. For these reasons, the Reporting Persons believe that the motivation and rewarding of Peregrine's employees can be better accomplished by means not involving publicly traded Peregrine common shares.

     Oaktree and TCW have not pursued a liquidation of Peregrine or a sale of Peregrine to a third party because the Majority Shareholders want Peregrine to continue to operate on an on-going basis rather than sell Peregrine as a whole or on a property-by-property basis at a price less than its fair market value. Oaktree and TCW want to acquire, together with Prudential, the entire equity interest in Peregrine and do not currently desire to sell the Peregrine common shares that they own to a third party at a price which does not reflect the fair value of the assets.

     The acquisition of all of the outstanding equity interests in Peregrine was structured as a cash merger in order to accomplish the acquisition of all the remaining Peregrine common shares in a single step, with a minimum transaction costs and without the necessity of financing separate purchases of Peregrine common shares in a tender offer or in open market purchases while, at the same time, not materially disrupting Peregrine's operations.

     The Reporting Persons have concluded that the Merger, the Merger Consideration and the terms and conditions of the Merger Agreement are fair to Peregrine and the holders of the Nonaffiliated Shares. Material factors considered by the Reporting Persons in determining that the Merger is substantively and procedurally fair to the holders of Nonaffiliated Shares are as follows:

     (1) UNANIMOUS APPROVAL BY INDEPENDENT SPECIAL COMMITTEE. The Merger and the Merger Agreement were unanimously approved and recommended by the Special Committee, which consists solely of independent, non-employee trustees of Peregrine who are not associates or affiliates of any of the Majority Shareholders. The independence of the Special Committee and its unanimous approval of the Merger are critical factors supporting the view that the Merger is procedurally fair to the holders of the Nonaffiliated Shares.

     (2) ARM'S-LENGTH NEGOTIATION PROCESS. The negotiation of the terms of the Merger Agreement and the Merger Consideration was conducted in good faith and on an arm's length basis. The Special Committee retained Duff & Phelps as its financial advisor for purposes of preparing a report concerning the fairness of the transaction.

     (3) FAIRNESS OPINION. The Opinion of Duff & Phelps addressed to the Special Committee and dated September 1, 2000 indicated that the $0.59 per share to be received by the holders of Nonaffiliated Shares in connection with the Merger is fair to such shareholders from a financial point of view, as of that date. In addition, the $0.59 per share offer exceeds $0.58 per share, which was the upper end of the range of value indications in Duff & Phelps' final fairness analysis in August 2000. The rendering of that opinion was an important factor in support of the determination that the Merger is procedurally and substantively fair to the holders of Nonaffiliated Shares.

     (4) COMPARISON OF MARKET PRICES. A comparison of the historical market prices of Peregrine common shares with the per share price offered by the Majority Shareholders reflects that the $0.59 per share to be received by the holders of Nonaffiliated Shares in connection with the Merger represents a 136% premium over the $0.25 average closing price per share during the 30 trading days before Peregrine first publicly announced the Merger. The fact that the Merger Consideration represents a meaningful premium over recent trading prices of the Peregrine common shares supported the view that the Merger is substantively fair to the holders of Nonaffiliated Shares.

     (5) EXIT STRATEGY. Sales by shareholders with smaller holdings are not practical because the transaction costs that would be incurred from selling a small number of shares would exceed the dollar value derived from selling such shares. As a result, a shareholder who currently wants to sell his or her Peregrine common shares may find it difficult or costly to do so. Approximately 70% of the holders of Nonaffiliated Shares holds less than 100 Peregrine common shares, and about 98% of the holders of Nonaffiliated Shares holds less than 500 Peregrine common shares. The Merger represents an opportunity for holders of Nonaffiliated Shares to receive cash for his or her shares of stock and realize a higher price for such stock than could be expected to be realized in market transactions. This factor supports the belief that the Merger is substantively fair to the holders of Nonaffiliated Shares.

     (6) SMALL, ILLIQUID PUBLIC FLOAT. There is no established market for Peregrine common shares, in part because the number of Peregrine common shares held by shareholders other than the Majority Shareholders consists of only approximately 10% of the outstanding shares of Peregrine common shares. Because of the limited float, relatively low trading volume in the Peregrine common shares and typical transaction costs, attempts to sell significant portions of the Peregrine common shares may cause substantial downward pressure on market prices. The Merger offers shareholders an opportunity to dispose of all of their Peregrine common shares at a substantial premium. This factor supports the view that the Merger is fair to the holders of Nonaffiliated Shares.

     (7) LACK OF A FEASIBLE ALTERNATIVE TRANSACTION. For the reasons stated above, none of the alternatives to a going private transaction, including a sale of all of the properties to a third party, or a property-by-property sale, were feasible at prices that could be reasonably expected to yield proceeds to the minority shareholders equal to or in excess of $0.59 per share.

     In addition, the Reporting Persons considered the other factors referred to above as having been taken into account by the Special Committee and the Board of Trustees. Although the Reporting Persons are not experts with respect to the matters addressed by the financial advisor to the Special Committee, the Reporting Persons adopted the analysis presented by the financial advisor to the Special Committee as appearing reasonable.

     In reaching their conclusion that the Merger, the Merger Consideration and the terms and conditions of the Merger Agreement are fair to Peregrine and the holders of Nonaffiliated Shares from a procedural and financial point of view, the Reporting Persons did not consider it necessary to retain an unaffiliated representative to act solely on behalf of the holders of the Nonaffiliated Shares for purposes of negotiating the terms of the Merger and Merger Agreement. They reached this conclusion because they believed that the appointment of an independent Special Committee and the retention by the Special Committee of an unaffiliated legal counsel to ensure an arm's-length bargaining process and financial advisor for purposes of preparing a report concerning the fairness of the transaction sufficed to assure procedural fairness. The Reporting Persons also did not consider it necessary to require the approval of a majority of the Nonaffiliated Shares for the same reasons stated above.

OPINION OF THE FINANCIAL ADVISOR

     Duff & Phelps has acted as financial advisor to the Special Committee of the Board of Trustees of Peregrine in connection with the Merger. As part of its services, Duff & Phelps rendered an opinion dated September 1, 2000 (the "Duff & Phelps Opinion") as to whether the Merger is fair to Peregrine's common shareholders from a financial point of view.

     On September 1, 2000, Duff & Phelps presented its analysis and opinion to the Special Committee that, as of such date, the Merger Consideration was fair, from a financial point of view, to the holders of Nonaffiliated Shares. Duff & Phelps has no obligation to update the Duff & Phelps Opinion to any date subsequent to September 1, 2000.

     The full text of the Duff & Phelps Opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Exhibit B to this Information Statement. Shareholders are urged to read the Duff & Phelps Opinion carefully and in its entirety.

     The Duff & Phelps Opinion was prepared at the request of and for the information of the Special Committee. No limitations were imposed by Peregrine on the scope of the investigation or the procedures to be followed by Duff & Phelps in rendering the Duff & Phelps Opinion. In connection with its engagement, the Duff & Phelps Opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of Nonaffiliated Shares. The Duff & Phelps Opinion does not address the relative merits of the Merger or any other transactions or business strategies discussed by the Board of Trustees as alternatives to the Merger or the decision of the Board of Trustees to proceed with, or the effects of, the Merger. Duff & Phelps was not authorized to, and did not solicit, third party indications of interest in acquiring all or part of Peregrine, and Duff & Phelps was not asked to consider, and the Duff & Phelps Opinion does not address, the consideration Peregrine or its shareholders might receive from another third-party purchaser, the relative merits of the Merger as compared to any alternative business strategies that might exist for Peregrine or the effects of any other transaction in which Peregrine might engage.

     In conducting its analysis, Duff & Phelps reviewed and considered such information as it deemed necessary or appropriate for the purposes of stating its opinion, including (i) drafts, in the forms furnished to Duff & Phelps by representatives of Peregrine, of the Merger Agreement and Declaration of Trust of New WinShip; (ii) certain business and financial information relating to Peregrine, as provided by Peregrine, including the financial condition and results of operations of Peregrine, its historical financial performance and certain financial projections prepared by the management of Peregrine; (iii) certain public filings made by Peregrine with the Securities and Exchange Commission; and (iv) to the extent publicly available, certain market trading data and historical trading performance for securities of Peregrine. In addition, Duff & Phelps conducted such other analyses and examinations and reviewed and considered such other financial, economic and market data as it deemed appropriate in arriving at the Duff & Phelps Opinion. Duff & Phelps also met with members of senior management of Peregrine to discuss, among other things, the historical and prospective industry and Company environment, financial conditions and operating results for Peregrine and reasons for the Merger and visited selected Peregrine properties.

     In connection with its opinion, with Peregrine's permission and without any independent verification, Duff & Phelps relied on the accuracy and completeness of all the financial and other information reviewed by Duff & Phelps, furnished, or otherwise communicated to Duff & Phelps by Peregrine or obtained by Duff & Phelps from publicly available sources. Duff & Phelps was not requested to and did not analyze or give any effect to the impact of any federal, state or local income taxes to Peregrine's shareholders arising out of the Merger. Duff & Phelps did not make an independent valuation or appraisal of the assets or liabilities of Peregrine. Any inaccuracies in the information on which Duff & Phelps relied could materially affect its opinion.

     In developing its opinion, Duff & Phelps calculated a range of values for Peregrine using five separate valuation approaches: (i) a liquidation value analysis based upon an assumed orderly liquidation of Peregrine; (ii) a discounted cash flow analysis based upon projected cash flows of Peregrine;
(iii) a public market price analysis based upon historical performance of Peregrine's stock; (iv) a public market multiples analysis based upon comparable publicly traded companies; and (v) an acquisition multiples analysis based upon acquisitions of comparable companies. These valuation approaches, other than the liquidation value analysis, are designed to determine the value of Peregrine as a going concern. Set forth is a brief summary of the analyses performed by Duff & Phelps in reaching its opinion as of September 1, 2000.

     LIQUIDATION VALUE ANALYSIS. Duff & Phelps considered the value of Peregrine's equity under an orderly liquidation analysis. An orderly liquidation analysis provides an indication of the equity value of a company by subtracting the fair market value of a company's liabilities and estimated liquidation costs from the fair market value of a company's assets. Duff & Phelps used Peregrine's balance sheet as of June 30, 2000, as a basis for the analysis. Duff & Phelps made certain adjustments to Peregrine's assets and liabilities to arrive at the fair market value of these assets and liabilities. In making these adjustments, Duff & Phelps considered management's estimates of certain asset values, third-party appraisals of certain Peregrine properties and industry valuation measures for individual hotel properties, among other factors.

According to management, the fair market value of Peregrine's commercial and hotel properties was $40.4 million and $41.6 million, respectively. Based on the third-party appraisals, the fair market value of Peregrine's hotel properties was $43.6 million. Duff & Phelps concluded that the fair market value of Peregrine's real estate assets was $83.0 million, of which $42.6 million was the value of the hotel properties and $40.4 million was the value of the commercial properties. Peregrine's total liabilities as of June 30, 2000 were $69.6 million. Duff & Phelps also adjusted for the liquidation expenses associated with the sale of Peregrine's properties and dissolution of Peregrine. The liquidation expenses were conservatively estimated at 5% of the fair market value of Peregrine's real property assets. Subtracting Peregrine's liabilities of $69.6 million and estimated liquidation costs of $4.1 million from the total asset value of $87.6 million resulted in a total equity value of $13.9 million, or $0.58 per fully diluted share.


     DISCOUNTED CASH FLOW ANALYSIS. The discounted cash flow analysis ("DCF Analysis") derives value indications based on the present value of a company's debt-free net cash flows. A company's debt-free net cash flow provides a measure of how much cash it produces, irrespective of how it finances its operations (i.e., before debt service). Duff & Phelps performed a DCF Analysis based on the forecasted financial information provided by Peregrine's management, including management's projections that reflect Peregrine's business plan to dispose of all of its commercial properties by the end of 2001 and retain its hotel properties. The terminal value of Peregrine was estimated by capitalizing projected year 2004 operating cash flows. The projected debt-free net cash flows and terminal value were discounted to present value using discount rates ranging from 9% to 13%, which reflect different assumptions regarding the required rates of return of holders and prospective investors of Peregrine's common shares. The range of equity values of Peregrine's common shares resulting from this analysis was $0.06 to $0.28 per share, or $1.5 million to $6.7 million for the total equity.


     PUBLIC MARKET PRICE ANALYSIS. Duff & Phelps reviewed the performance of Peregrine's common shares which are traded on the Over-the-Counter Bulletin Board. Peregrine's common shares have not been actively traded for many years, with the monthly volume for the period from September 1999 to August 2000 representing approximately 0.02% of the total shares outstanding. Over the same period, the price of Peregrine's common shares ranged from $0.16 to $0.47 per share. As of August 18, 2000, the price of Peregrine's common shares was $0.25 per share. The Merger Consideration to be received by the holders of Peregrine's Nonaffiliated Shares as a result of Merger represents a premium of approximately 136% to the price of Peregrine's common shares as of August 18, 2000.

     PUBLIC MARKET MULTIPLES ANALYSIS. The public market multiples analysis derives value indications by evaluating the public valuations of comparable companies competing in similar industries using available public information. Duff & Phelps selected certain shopping center, office, lodging, hotel and mixed office/industrial REITs and C-corporations based on a variety of factors. These comparable companies were as follows: Alexandria Real Estate Equities, Arden Realty, Boston Properties, Boykin Lodging Co., Burnham Pacific Properties, Center Trust, Equity Inns, Extended Stay America, Felcor Lodging Trust, Great Lakes, Hospitality Properties Trust, Host Marriott, Innkeepers USA Trust, John
Q. Hammons Hotels, Kilroy Realty Corp., Lodgian, Meristar Hospitality Corp., Prime Hospitality Corp., PS Business Parks, RFS Hotel Investments, Starwood Hotels & Resorts, Sunburst Hospitality Corp. and Winston Hotels. The valuation multiples for the comparable public companies ranged as follows: enterprise value as a multiple of sales ranged from 1.6x to 9.7x, enterprise value as a multiple of operating cash flow ranged from 5.1x to 13.9x, and enterprise value as a multiple of operating income ranged from 6.8x to 20.6x. Enterprise value was defined as the market value of common equity, plus the book value of interest-bearing debt, preferred stock and minority interests, less cash and cash equivalents. Other commonly used valuation multiples, such as equity value as a multiple of net income and equity value as a multiple of funds from operations, were not applicable due to Peregrine's negative earnings and funds from operations. Duff & Phelps analyzed the historical financial performance, size, capital structure and other characteristics of Peregrine and the group of comparable companies to select the enterprise value multiples used in calculation of the implied public market value of Peregrine's equity. The selected multiples of sales, operating cash flow and operating income were 1.7x, 5.5x and 7.0x, respectively. Based on the selected multiples of sales, operating cash flow and operating income, the public market multiples analysis indicated an equity value of $0.00 per fully diluted share, implying only a speculative value for Peregrine's equity.

     ACQUISITION MULTIPLES ANALYSIS. The acquisition multiples analysis applies a similar methodology as the public market multiples analysis, but relies upon multiples derived from merger and acquisition transactions involving target involved in the real estate industry with some operational similarity to Peregrine. The valuation multiples for the selected transactions ranged as follows: enterprise value as a multiple of latest twelve months' revenue ranged from 0.5x to 12.7x, enterprise value as a multiple of latest twelve months' operating cash flow ranged from 7.0x to 30.5x, and enterprise value as a multiple of latest twelve months' operating income ranged from 9.6x to 45.2x. Based on the analysis of the acquisition multiples observed for the selected transactions and the size of the identified transactions, Duff & Phelps selected the sales, operating cash flow and operating income multiples of 2.5x, 12.1x and 15.9x, respectively, to determine the implied range of Peregrine's equity. The range of equity values of Peregrine's common shares resulting from this analysis was $0.00 to $0.25 per fully diluted share, or $0.0 million to $5.9 million for the total equity.

     The material analyses performed by Duff & Phelps have been summarized above. Nonetheless, the summary set forth does not purport to be a complete description of the analyses performed by Duff & Phelps. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Furthermore, in arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgements as to the significance and relevancy of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Duff & Phelps Opinion.

     In performing its analyses, Duff & Phelps made numerous assumptions with respect to Peregrine and industry performance, general business, economic and market conditions and other matters, based on, among other things, information provided to it by Peregrine, many of which matters are beyond the control of Peregrine. Any estimates and/or projections contained in its analyses are not necessarily indicative of actual values or actual results, as applicable, which may be significantly more or less favorable than as set forth therein. The actual future performance of Peregrine may vary substantially from such projections.

     The Duff & Phelps Opinion to the Special Committee was one of many factors taken into consideration by the Special Committee of the Board of Trustees in recommending and approving the Merger. The Special Committee selected Duff & Phelps as its financial advisor because Duff & Phelps is an established investment banking firm with experience in transactions similar to the Merger. Duff & Phelps, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate or other purposes. Duff & Phelps has been retained by the Special Committee and the Board of Trustees to render financial advisory services to the Special Committee and the Board of Trustees in connection with the Merger and received a fee for such services upon delivery of the Duff & Phelps Opinion. As compensation for Duff & Phelps's services in rendering the Duff & Phelps Opinion, Peregrine paid Duff & Phelps a total of $60,000, plus reimbursement of out-of-pocket expenses of approximately $2,500, prior to receipt of the Duff & Phelps Opinion and $20,000, plus expenses, following receipt of the Duff & Phelps Opinion. Duff & Phelps will also receive indemnification against certain liabilities for the services rendered pursuant to the engagement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Special Committee and the approval of the Board of Trustees with respect to the Merger, shareholders should be aware that certain members of the Board of Trustees and Peregrine's management have interests in connection with the Merger (including those described below) that differ from those of the holders of Nonaffiliated Shares. The Special Committee and the Board of Trustees, based on the recommendation of the Special Committee, were aware of these potential or actual conflicts of interest and considered them along with other matters described in this section under "--Background Of The Merger." The Special Committee and the Board of Trustees recognized that the existence of these actual or potential conflicts might result in increased scrutiny of the Merger and therefore viewed such factors negatively. As discussed elsewhere in this section, the Special Committee and the Board of Trustees, based on the recommendation of Special Committee, believe that the terms of the Merger Agreement and Merger are fair to and in the best interests of the holders of Nonaffiliated Shares from both a financial and a procedural point of view. See "--Background of the Merger--Special Committee" and "--Board of Trustees."

     New WinShip was formed by Oaktree and TCW for the purpose of acquiring Peregrine in the Merger. At the time of the consummation of the Merger, the Majority Shareholders will collectively own 100% of WinShip Properties, with Prudential owning 26.63%, TCW owning 42.74% and Oaktree owning 30.63% of the issued and outstanding equity securities of New WinShip. Following the effectiveness of the Merger, the Majority Shareholders will own 100% of the common shares of the Surviving Trust in the same proportions as they owned in New WinShip immediately prior to the consummation of the Merger.

     Messrs. McKissick, Witte and Joseph, members of the Special Committee, were initially proposed for election to the Board of Trustees by the Majority Shareholders, although such persons are not affiliated or associated with the Majority Shareholders.

     Each member of Peregrine's management, including Roger Snell, currently the President and Chief Executive Officer of Peregrine, will be employed in substantially the same capacity by New Winship after the consummation of the Merger.

     Several officers of Peregrine hold options to purchase Peregrine common shares, as follows: Roger Snell holds options to purchase 1,700,000 Peregrine common shares at an exercise price of $0.25 per share, of which 1,275,000 were vested as of December 1, 2000, 212,500 will vest on September 30, 2001 and 212,500 will vest on September 30, 2002. Larry Knorr, Vice President and Chief Accounting Officer, holds options to purchase 200,000 Peregrine common shares at an exercise price of $0.25 per share, of which 133,334 shares were vested as of December 1, 2000. Mr. Snell's and Mr. Knorr's options will terminate if not exercised prior to ten years from the grant date. The options to purchase Peregrine common shares held by these officers will become options to purchase common shares of New WinShip upon consummation of the Merger. The rollover of options to purchase Peregrine common shares held by officers of Peregrine in the Merger will result in a treatment of such officers that is different from the interest of the holders of Nonaffiliated Shares and may present actual or potential conflicts of interest. In addition, all of the outstanding options to purchase Peregrine common shares held by employees which were issued under the 1998 Long Term Incentive Plan will also be converted into options to purchase New WinShip common shares and all obligations of Peregrine under such option plans will be assumed by New WinShip upon consummation of the Merger: These options to purchase Peregrine common shares were issued to employees of Peregrine on substantially similar terms as the options issued to officers of Peregrine. See "THE MERGER AGREEMENT--Treatment Of Options."


     Options to purchase Peregrine common shares which are held by trustees, of Peregrine and were issued under Peregrine's Trustee Option Plan, including all of the options held by Messrs. McKissick, Witte and Joseph, will not be converted into options to purchase New WinShip common shares and will be cancelled pursuant to their terms and without any consideration upon consummation of the Merger.


CERTAIN EFFECTS OF THE MERGER

     Following the Merger, the Majority Shareholders will own 100% of the common shares of New WinShip as the Surviving Trust and will have a 100% interest in the net book value and net earnings of New WinShip as the Surviving Trust. The Majority Shareholders will be the sole beneficiaries of any future earnings and growth of the Surviving Trust (until shares of beneficial interest, if any, are issued to other persons) and will have the ability to benefit from any divestitures, strategic acquisitions or other corporate opportunities that may be pursued by the Surviving Trust in the future. New WinShip will have net operating loss carryforwards in the amount of approximately $89 million for Federal income tax purposes and $41 million for California income tax purposes. New WinShip may, subject to certain limitations, use these carryforwards to offset future taxable income, if any. The Merger will not limit the use of these net operating loss carryforwards. Upon the consummation of the Merger, the holders of Nonaffiliated Shares will cease to have any ownership interests in Peregrine or rights as shareholders. The holders of Nonaffiliated Shares will no longer benefit from any increases in the value of Peregrine or any payment of dividends on the Peregrine common shares and will no longer bear the risk of any decreases in value of Peregrine. As of June 30, 2000, the Majority Shareholders had a 89.7% interest in the net book value and net earnings of Peregrine which amounted to approximately $751,000 and $60,000 respectively. Assuming the Merger was consummated on June 30, 2000, the Majority Shareholders would have had a 100% interest in the net book value and net earnings of Peregrine as of June 30, 2000 which would have amounted to approximately $837,000 and $67,000, respectively. As a result of the Merger, New WinShip, as the Surviving Trust, will be privately held and there will be no public market for its equity interests. In addition, registration of the Peregrine common shares under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will terminate following consummation of the Merger and, accordingly, Peregrine will no longer be required to file periodic reports with the SEC under Section 12(g). Under Rule 12g-4(a), registration of Peregrine's common shares under Section 12(g)(4) will terminate 90 days (or such shorter period as the SEC may determine) after Peregrine files a Form 15 certifying that Peregrine's common shares are held by less than 300 shareholders. Under Rule 12g-4(b), Peregrine's duty under Section 12(g) to file reports required by Section 13(a) will be suspended immediately upon the filing of a Form 15. In particular, Peregrine will not file an Annual Report on Form 10-K for the fiscal year ended December 31, 2000. The reporting obligations under Section 15 do not apply to Peregrine because Peregrine has not filed a registration statement with the SEC under the Securities Act of 1933. Furthermore, as a consequence of the Merger, Peregrine will not be subject to the going private provisions of Exchange Act Rule 13e-3 in future transactions.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a summary of material federal income tax consequences of the Merger to shareholders who receive the Merger Consideration for their shares of Peregrine common shares pursuant to the Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (including Proposed Regulations and Temporary Regulations) promulgated thereunder, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This summary does not purport to discuss all tax consequences of the Merger to all shareholders. In particular, the summary does not discuss the tax consequences of the Merger to any shareholder that is an insurance company, tax-exempt organization or financial institution or who has acquired his, her or its shares upon the exercise of options or otherwise as compensation.

     The receipt of cash by a shareholder of Peregrine in exchange for Peregrine common shares pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. In general, a shareholder will recognize a gain or loss equal to the difference, if any, between the amount of cash received for his, her or its stock in the Merger and the shareholder's adjusted tax basis in such stock. A shareholder's adjusted basis in the Peregrine common shares generally will equal the shareholder's purchase price for such Peregrine common shares. For federal income tax purposes, such gain or loss will be a capital gain or loss if the shares are a capital asset in the hands of the shareholder, and will be treated as long-term capital gain or loss if the shares have been held for a twelve month period. A shareholder will recognize such gain or loss as of the Effective Time.

     Because most of Peregrine's value is attributable to its holdings of United States real estate, Peregrine is a real property holding corporation for purposes of the Foreign Investment in Real Property Tax Act ("FIRPTA"). Thus, Peregrine common shares are treated as real property interests for United States tax purposes and gain realized by a foreign person on the sale of Peregrine common shares is treated as effectively connected with a United States trade or business. As indicated above, the receipt of cash by a shareholder of Peregrine in exchange for Peregrine common shares is treated as a sale or exchange of the Peregrine common shares. Thus, foreign holders of Peregrine common shares are required to file United States tax returns with respect to their sale of the Peregrine common shares and are liable for United States tax on that sale in the same manner as a United States person. In addition, Peregrine is required to withhold and remit to the Internal Revenue Service 10% of the consideration payable to the foreign person. This withholding is not a substantive tax, but an enforcement mechanism. The foreign person may credit the withholding tax against its substantive tax liability and will be entitled to a refund if the amount withheld exceeds its substantive tax liability. Withholding at the 10% rate is not required if the foreign person obtains a withholding certificate from the Internal Revenue Service indicating that no withholding or a lower amount of withholding is applicable. In addition, if a foreign person receives a withholding certificate and a greater amount than indicated on the certificate was withheld, the foreign person may apply for an early refund.

     Peregrine or the Exchange Agent (as defined below) will be required to withhold 31% of the gross proceeds payable to a shareholder or other payee in the Merger unless the shareholder or payee provides, in a properly completed substitute Form W-9 included with the letter of transmittal which will be mailed to the holders of Nonaffiliated Shares promptly after the Effective Time (the "Letter of Transmittal") (see "THE MERGER AGREEMENT--The Exchange Fund; Payment for Common Shares"), his, her or its taxpayer identification number and certifies under penalties of perjury that such number is correct and that the shareholder is not subject to backup withholding, unless an exemption applies under applicable law and regulations. Therefore, unless such an exemption exists and is demonstrated in a manner satisfactory to Peregrine or the Exchange Agent, in accordance with the instructions that will accompany the substitute Form W-9, each shareholder should complete and sign the substitute Form W-9 that will be made available to the shareholder with the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding.

     Each shareholder should consult his, her or its own tax advisor with respect to the federal income tax consequences of the Merger in his, her or its individual circumstances and with respect to the state, local or other income tax consequences of the Merger. Further, any shareholder who is a citizen of a country other than the United States should consult his, her or its own tax advisor with respect to the tax treatment in such country of the Merger and with respect to the question of whether the tax consequences described above may be altered by reason of the provisions of the internal revenue code applicable to foreign persons or the provisions of any tax treaty applicable to such shareholder.

ACCOUNTING TREATMENT

     The Merger between Peregrine and New WinShip will be accounted for as an exchange of shares between entities under common control. As a result, the historical cost basis of Peregrine's assets and liabilities will be carried forward to the Surviving Trust.

     The cost of repurchasing the Peregrine common shares will be accounted for as a treasury stock transaction within the context of generally accepted accounting principles. Accordingly, the aggregate cost of such repurchase will be accounted for as a deduction from shareholders' equity.

FINANCING OF THE MERGER

     At the closing of the Merger, New WinShip expects to pay an aggregate purchase price of approximately $1,369,000 to the holders of Nonaffiliated Shares. The parties anticipate that New WinShip will require approximately $470,000 to pay expenses and costs relating to the Merger. New WinShip will not have any assets prior to the consummation of the Merger, other than Peregrine common shares, and will rely exclusively on borrowings under Peregrine's credit facility with Fremont Investment & Loan ("Fremont"), Peregrine's cash on hand, cash from Peregrine's operations, and cash proceeds from sales of Peregrine's properties to finance the payment of the Merger Consideration and the expenses associated with the Merger. As of September 30, 2000, Peregrine had approximately $2,099,000 in cash on hand that may be used for the Merger. Proceeds from the sale of the Town Center Office Park, an office building located in Signal Hill, California sold on November 21, 2000 for net proceeds of approximately $2,930,000 may be used to finance the Merger. See "Special Factors Regarding the Merger--Financing of the Merger."

     On March 10, 1999, Peregrine entered into a credit facility with Fremont to provide for up to $44,000,000 in borrowing capacity under a revolving line of credit. The maximum amount that may be borrowed under the credit facility is based upon the appraised value of certain parcels of real estate owned by Peregrine. The commitments made under the credit facility expire on April 1, 2001, but may be extended until April 2, 2003 with Fremont's consent. The credit facility is secured by a first lien on three commercial properties and four hotel properties located in California.

     Principal amounts borrowed under the credit facility bear interest at 8.6% for the first six months, then at a range from the six-month LIBOR plus 350 basis points to LIBOR plus 400 basis points. The average interest rate charged during the six months ended June 30, 2000 was 9.9%. The current interest rate charged as of September 26, 2000 was 10.205%.


     Prior to the time Peregrine entered into the credit facility with Fremont, Peregrine's Board of Trustees had considered the possibility of a going private transaction. At that time, one of the obstacles to pursuing a going private transaction was Peregrine's lack of financial resources to pay consideration to holders of Nonaffiliated Shares in a going private transaction. In light of the possibility that Peregrine could undertake a going private transaction in the future, Peregrine's credit facility with Fremont contemplated that one of the uses of borrowings under the facility would be to finance a going private transaction. Pursuant to the terms of the facility with Fremont, Peregrine may incur up to $1,200,000 to fund the payment of cash in lieu of fractional interests or shares paid by Peregrine to its public common shareholders in connection with the reorganization of Peregrine. Since a merger was not contemplated as the structure of the going private transaction at the time the Fremont facility was entered into, the Fremont facility does not expressly permit Peregrine to use borrowings to finance the Merger Consideration. In October 2000, Peregrine's management and its counsel began discussions with Fremont to obtain Fremont's consent to use the credit facility to finance payment of the Merger Consideration and the expenses associated with the Merger prior to the consummation of the Merger. Fremont intends to allow Peregrine to use proceeds in an amount up to $1,730,000 under the credit facility to pay the Merger Consideration and expenses associated with the Merger and New WinShip intends to assume Peregrine's loan obligations under the credit facility pursuant to an assumption agreement between New WinShip and Fremont to be executed immediately prior to the Merger. Borrowings under the credit facility may not be used for general corporate or working capital purposes. The credit facility also prohibits Peregrine from incurring debt other than specified mortgage indebtedness and permitted refinancing indebtedness and restricts the ability of Peregrine to incur liens, distribute assets and make payments on senior debt. As of November 14, 2000, Peregrine has a balance of approximately $32,283,000 outstanding under its credit facility. Peregrine expects that it will refinance amounts outstanding under the credit facility when the credit facility matures on April 1, 2001 or that it will extend the maturity of the credit facility to April 1, 2003. Peregrine has not yet begun to explore financing alternatives for refinancing the credit facility. After each sale of property secured under the credit facility, Peregrine intends to repay under the credit facility an amount based upon amounts agreed upon by Peregrine and Fremont.

REGULATORY MATTERS

     Peregrine does not believe that any material federal or state regulatory approvals, filings or notices are required by Peregrine in connection with the Merger other than such approvals, filings or notices required pursuant to federal and state securities laws.

REQUIRED VOTE FOR MERGER; WRITTEN CONSENT IN LIEU OF MEETING

     Under Section 23006 of the California Corporations Code , as amended, any two or more real estate investment trusts may be merged into one real estate investment trust upon the approval of the holders of a majority of the shares of beneficial interest of the real estate investment trust (or as otherwise provided for in the declaration of trust), provided that the merger is specifically permitted by the declaration of trust, and that procedure is detailed in those declarations. Under Section 4.7 of Peregrine's Restated Declaration of Trust, a merger or sale or transfer of all or substantially all of the assets of Peregrine must be approved by the affirmative vote or written consent of at least 75% of the outstanding common shares of Peregrine entitled to vote. Pursuant to Section 8.3 of Peregrine's Restated Declaration of Trust, any action required or permitted to be taken at any meeting of shareholders of Peregrine may be taken without a meeting, upon the written consent of shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. On December 20, 2000, the Majority Shareholders, which then held of record, in the aggregate, 20,232,525 Peregrine common shares, representing more than 75% of the votes entitled to be cast at a meeting to consider the Merger Agreement and the Merger, executed and delivered to Peregrine a written consent in lieu of a meeting of shareholders approving the Merger Agreement and the Merger and adopting the Merger Agreement. On December 20, 2000, there were issued and outstanding 22,552,440 Peregrine common shares. The Merger will become effective no earlier than 20 business days after this Information Statement is first sent or given to shareholders of Peregrine. The Merger Agreement does not require the holders of Nonaffiliated Shares to approve the Merger.

                           THE MERGER AGREEMENT

     The following is a summary of the material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions thereof, and shareholders are urged to read the Merger Agreement which is attached hereto as Exhibit A.

CONSIDERATION TO BE PAID IN THE MERGER

     At the Effective Time, by virtue of the Merger and without any action on the part of New WinShip, Peregrine, or the holders of any Peregrine common shares, each Nonaffiliated Share which is issued and outstanding prior to the Effective Time shall be converted into and become a right to receive the Merger Consideration, and, when so converted, shall automatically be cancelled and retired and shall cease to exist. Any certificate representing Nonaffiliated Shares that has been so converted shall, after the effective time of the Merger, cease to have any rights with respect thereto, except the right to receive the Merger Consideration allocable to the shares represented by such certificate upon the surrender of such certificate.

     California law and the provisions of Peregrine's Restated Declaration of Trust do not provide dissenters' rights to shareholders of Peregrine. See "NO DISSENTERS RIGHTS."

THE EXCHANGE FUND; PAYMENT FOR COMMON SHARES

     On or before the Closing Date, Peregrine shall appoint a bank or trust company to act as exchange agent (the "Exchange Agent"). As of the Effective Time, Peregrine will deposit or cause to be deposited with or for the account of the Exchange Agent, in trust for the benefit of the holders of Nonaffiliated Shares, an amount in cash equal to the aggregate Merger Consideration (such amount being hereinafter referred to as the "Exchange Fund").

     As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each record holder of Nonaffiliated Shares immediately prior to the Effective Time the Letter of Transmittal containing instructions for surrendering certificates formerly representing Peregrine common shares (the "Certificates") in exchange for the Merger Consideration. No shareholder should surrender any Certificates until the shareholder receives the Letter of Transmittal and other materials for such surrender. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a Letter of Transmittal, duly executed, and such other customary documents as may be required pursuant to the instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Peregrine common share formerly represented by such Certificate, less any required withholding of taxes, and the Certificate so surrendered will be cancelled. The Merger Consideration will be delivered by the Exchange Agent as promptly as practicable following the surrender of the Certificate and delivery of the Letter of Transmittal and any other related transmittal documents. Cash payments may be made by check unless otherwise required by a depository institution in connection with the book-entry delivery of securities.

     If payment of the Merger Consideration is to be made to a person other than the person in whose name the Certificate surrendered is registered, it will be a condition of payment that the Certificate so surrendered will be properly endorsed or otherwise be in proper form for transfer and that the Exchange Agent receives evidence that any applicable transfer or other taxes have been paid.

     SHAREHOLDERS SHOULD NOT SEND THEIR CERTIFICATES NOW AND SHOULD SEND THEM ONLY PURSUANT TO INSTRUCTIONS SET FORTH IN THE LETTER OF TRANSMITTAL TO BE MAILED TO SHAREHOLDERS AS SOON AS PRACTICABLE AFTER THE EFFECTIVE TIME. IN ALL CASES, THE MERGER CONSIDERATION WILL BE PROVIDED ONLY IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THIS INFORMATION STATEMENT AND SUCH LETTER OF TRANSMITTAL.

     Six months after the Effective Time, the Exchange Agent will return to New WinShip any portion of the Exchange Fund which remains undistributed to the holders of Nonaffiliated Shares (including the proceeds of any investments thereof), and any holders of Nonaffiliated Shares who have not theretofore complied with the above-described procedures to receive payment of the Merger Consideration may look only to New WinShip and only as general creditors thereof for payment of their claim for Merger Consideration. California law provides that Merger Consideration that is owed to shareholders with addresses in California will escheat to the State of California if such shareholders do not claim such Merger Consideration within three years following the consummation of the Merger. The escheat laws of other jurisdictions in which Peregrine shareholders reside may differ from California law.

TRANSFERS OF PEREGRINE COMMON SHARES

     At the Effective Time, the stock transfer books of Peregrine will be closed, and there will be no further registration of transfers of Peregrine common shares thereafter on the records of Peregrine. If, after the Effective Time, Certificates are presented to the Exchange Agent or the Surviving Trust, they will be cancelled and exchanged for the Merger Consideration as provided above and pursuant to the terms of the Merger Agreement.

TREATMENT OF OPTIONS

     Pursuant to the Merger Agreement, at the Effective Time, all of the outstanding options to purchase Peregrine common shares held by the employees under the 1998 Long Term Incentive Plan, will be automatically be converted into options to purchase New WinShip common shares and all obligations of Peregrine under such option plans will be assumed by New WinShip.

     Options to purchase Peregrine common shares which are held by trustees of Peregrine and were issued under Peregrine's Trustee Option Plan will not be converted into options to purchase New WinShip common shares and will be cancelled.

AMENDMENT

     The Merger Agreement provides that it may not be amended except by written agreement of each of the parties thereto.

APPLICABLE LAW

     The Merger Agreement is governed by the laws of the State of California.

                           ESTIMATED FEES AND EXPENSES

     Whether or not the Merger is not consummated, and except as otherwise provided herein, all fees and expenses incurred by Peregrine and the Majority Shareholders in connection with the Merger will be paid by Peregrine.

     Estimated fees and expenses to be incurred by Peregrine or New WinShip in connection with the Merger are as follows:



     Financial Advisors Fees and Expenses................$84,365
     SEC Filing Fees.........................................275
     Legal Fees and Expenses.............................170,000
     Accounting Fees.......................................5,000
     Printing and Mailing Expenses........................85,000
     Exchange Agent Fees.................................102,000
     Information Agent Fees...............................25,000



     Total    ..........................................$471,640

     The Majority Shareholders believe Peregrine will be able to achieve savings of approximately $500,000 per year in legal, printing, accounting and public relations costs by being freed of public reporting obligations. On a long-term basis, such savings will outweigh the estimated costs of the transaction described above.

                              NO DISSENTERS RIGHTS

     California law and the provisions of Peregrine's Restated Declaration of Trust do not provide dissenters' rights to shareholders of Peregrine. However,
Section 7.2 of Peregrine's Restated Declaration of Trust provides that any holder of the Nonaffiliated Shares may inspect Peregrine's share register, books of account and minutes of shareholder proceedings at any reasonable time upon the written demand of such shareholder in connection with the Merger or for a purpose reasonably related to his or her interests as a shareholder. The provisions of Peregrine's Restated Declaration of Trust do not provide the shareholders of Peregrine a right to obtain counsel at the expense of Peregrine.

                     CERTAIN INFORMATION REGARDING PEREGRINE

     Peregrine is a California real estate investment trust headquartered in Sacramento, California. As of June 30, 2000, Peregrine's investments included eight commercial properties located primarily in the Sacramento area, four hotel properties located in Northern California, partnership interests in two general partnerships, and one mortgage note secured by real property.

     Peregrine was organized in California pursuant to a Declaration of Trust dated July 31, 1973. Pursuant to a Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code Peregrine was reorganized under a Restated Declaration of Trust dated October 7, 1994. Peregrine's Restated Declaration of Trust gives the Board of Trustees the power to borrow money on behalf of Peregrine; to make loans to other persons; to invest in the securities of other issuers under certain circumstances; to make investments in property; to purchase outstanding shares of Peregrine for such consideration as they deem advisable; to issue an annual report to shareholders; to issue debt securities; to allocate investments between direct and indirect ownership; and to exercise other powers in connection with Peregrine's operations. The Trustees can also make decisions regarding investment and sales activities without the prior approval of shareholders.

     Peregrine's principal offices are located at 1300 Ethan Way, Suite 200, Sacramento, California, 95825. Its telephone number is (916) 929-8244.

                    CERTAIN INFORMATION REGARDING NEW WINSHIP

     New WinShip was organized by Oaktree and TCW to acquire all the outstanding shares of Peregrine common shares pursuant to the Merger Agreement.

     New WinShip has not conducted any unrelated activities since its organization. All of the outstanding equity interests of New WinShip are currently owned by TCW and

Oaktree. Immediately prior to the consummation of the Merger, the Majority Shareholders who collectively own 89.7% of the common shares of Peregrine will contribute 20,232,525 Peregrine common shares in exchange for all of the equity interests of New WinShip. As a result, at the time of the consummation of the Merger, the Majority Shareholders will collectively own 100% of New WinShip, with Prudential owning 26.63%, TCW owning 42.74% and Oaktree owning 30.63% of the issued and outstanding equity securities of New WinShip. Following the effectiveness of the Merger, the Majority Shareholders will own 100% of the common shares of the Surviving Trust in the same proportions as they owned in New WinShip immediately prior to the consummation of the Merger.

     Kenneth Liang, Phil Hofmann and Russel S. Bernard are the sole officers and trustees of New WinShip and will become the sole trustees of New WinShip, as the Surviving Trust, as a result of the Merger. Richard Masson is the President of New WinShip. However, after the consummation of the Merger, Roger Snell, currently the President and Chief Executive Officer of Peregrine, will become the President of New WinShip.

     The principal offices of New WinShip are located at 1300 Ethan Way, Suite 200, Sacramento, California 95825 and its telephone number is (916) 929-8244.

             CERTAIN INFORMATION REGARDING THE MAJORITY SHAREHOLDERS

     TCW. TCW owns 8,647,723 Peregrine common shares, which represents 38.3% of the Peregrine common shares and approximately 38.3% of the voting power of the shareholders of Peregrine. TCW is comprised of TCW Special Credits Fund IV, a California limited partnership; TCW Special Credit Plus Fund, a California limited partnership; TCW Special Credits Trust IV, a trust organized under the laws of the United States; TCW Special Credits Trust IVA, a trust under the laws of the United States; and TCW Special Credits, as investment manager of the Weyerhaeuser Company Master Retirement Trust Separate Account. TCW's principal business is to provide investment advice and management services to institutional and individual investors. TCW has not been convicted in any criminal proceedings during the past five years. TCW has not been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment or final order enjoining TCW from future violations of federal or state securities laws or in a finding of any violation of federal or state securities laws. The principal offices of TCW are located at 865 South Figueroa Street, Suite 1800, Los Angeles, California 90017 and its telephone number is
(213) 244-0000.

     OAKTREE. Oaktree owns 6,196,188 Peregrine common shares, which represents
27.5 % of the Peregrine common shares and approximately 27.5% of the voting power of the shareholders of Peregrine. Oaktree is comprised of OCM Real Estate Opportunities Fund A, L.P., a Delaware limited partnership; OCM Real Estate Opportunities Fund B, L.P., a Delaware limited partnership; and Oaktree Capital, as investment manager of Gryphon Domestic VII, LLC's separate account. Oaktree's principal business is to provide investment advice and management services to institutional and individual investors. Oaktree has not been convicted in any criminal proceedings during the past five years. Oaktree has not been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment or final order enjoining Oaktree from future violations of federal or state securities laws or in a finding of any violation of federal or state securities laws. The principal offices of Oaktree are located at 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071 and its telephone number is (213) 830-6300.

     PRUDENTIAL. Prudential owns 5,387,989 Peregrine common shares, which represents 23.9% of the Peregrine common shares and approximately 23.9% of the voting power of the shareholders of Peregrine. Prudential is comprised of The Prudential Insurance Company of America, a corporation organized in New Jersey and Gateway Recovery Trust, a business trust organized in Delaware. Prudential's principal business is insurance and financial services. Prudential has not been convicted in any criminal proceedings during the past five years. Prudential has not been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment or final order enjoining Prudential from future violations of federal or state securities laws or in a finding of any violation of federal or state securities laws. The principal offices of The Prudential Insurance Company of America are located at Prudential Plaza, 751 Broad Street, Newark, New Jersey 07102-3777 and its telephone number is (973) 802-8787. The principal offices of The Gateway Recovery Trust are located at Four Gateway Center, 9th Floor, Newark, New Jersey 07102 and its telephone number is (973) 802-7500.

                  Oaktree Capital is a registered investment adviser with the SEC under the Advisers Act, which has approximately $17 billion of assets under, or committed for, management. Oaktree Capital is (a) the general partner with an approximately 1% or less equity interest in (i) OCM Real Estate Opportunities Fund A, L.P., (ii) OCM Real Estate Opportunities Fund B, L.P. and (iii) OCM Real Estate Opportunities Fund II, L.P. and (b) investment manager of Gryphon Domestic VII, LLC, a separate account pursuant to which Oaktree Capital receives a management and incentive fee. Oaktree Capital is a member managed limited liability company in which D. Richard Masson, a director of Peregrine, is a member who owns approximately 15% equity interest. The remaining membership interests of Oaktree Capital are held, directly and indirectly, by approximately 40 persons, with Howard S. Marks, Chairman of Oaktree Capital and Bruce A. Karsh, President of Oaktree Capital, each owning approximately 28% of the membership interests.

                  TCW Special Credits is also a registered investment adviser with the SEC under Advisers Act and an affiliate of The TCW Group, Inc., an investment management company with an approximately $50 billion of assets under, or committed for, management. TCW Special Credits is (a) the general partner with approximately 1% or less equity interest in (i) TCW Special Credits Fund IV limited partnership and (ii) TCW Special Credits Plus Fund limited partnership and (b) investment manager of (i) TCW Special Credits Trust IV, a collective investment trust, (ii) TCW Special Credits Trust IVA, a collective investment trust and (iii) Weyerhaeuser Company Master Retirement Trust separate account, in which TCW Special Credits or its affiliates receive a management and incentive fee. The foregoing limited partnerships, trusts and separate accounts hereinafter the "TCW Funds." TCW Special Credits is a general partnership in which Mr. Masson is a general partner with approximately 12% equity interest and TAMCO, a wholly-owned subsidiary of The TCW Group, Inc, is the managing general partner with approximately 51% general partner interest. Mr. Masson is not an officer or equity owner of TAMCO or any of its affiliated companies, but he is an authorized signatory of TAMCO, as managing general partner of TCW Special Credits, with respect to investments of the TCW Funds. Mr. Masson and other Oaktree employees negotiated the terms of the Merger and Merger Agreement on behalf of the Majority Shareholders.

                    CERTAIN INFORMATION REGARDING MANAGEMENT

     Roger D. Snell is the President, Chief Executive Officer and Chairman of the Board of Trustees of Peregrine. For information about Mr. Snell's professional background, see "TRUSTEES AND EXECUTIVE OFFICERS--Executive Officers." Mr. Snell is a U.S. citizen. Mr. Snell has not been convicted in any criminal proceedings during the past five years. He has not been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment or final order enjoining him from future violations of federal or state securities laws or in a finding of any violation of federal or state securities laws. Mr. Snell's address is 225 Bush Street, Suite 790, San Francisco, California 94104 and his telephone number is (415) 288-6833.

                         TRUSTEES AND EXECUTIVE OFFICERS

     EXECUTIVE OFFICERS.

     The name and ages of all executive officers of Peregrine as of December 1, 2000 and principal occupation and business experience during at least the last five years for each are set forth below:

NAME                                                 AGE                             POSITION
----                                                 ---                             --------
Roger D. Snell...............................        45      President, Chief Executive Officer, Chairman of the
                                                             Board of Trustees

Ken Leone....................................        45      Vice President of Hotel Operations

David Topping................................        37      Vice President of Commercial Real Estate

Larry Knorr..................................        48      Vice President, Chief Accounting Officer and Secretary


     ROGER D. SNELL, PRESIDENT, CHIEF EXECUTIVE OFFICER, CHAIRMAN OF THE BOARD OF TRUSTEES, AND ACTING SECRETARY. On May 30, 1997, immediately following the Annual Shareholders Meeting, Mr. Snell was appointed to serve as the Chairman of the Board of Trustees, Acting Secretary, President and Chief Executive Officer of Peregrine. Mr. Snell is the founder of Snell&Co, a firm focused on real estate investments, advisory, and development. Prior to founding Snell&Co in 1996, he was President and Chief Executive Officer of Pacific Gateway Properties, from 1992 to 1995, and also served as a member of the Board of Directors and acting Chairman. Between 1985 and 1992, Mr. Snell was a Partner with Paragon Group, a national development company. Mr. Snell has a BS degree from the University of California, at Berkeley and an MBA from Harvard University.

     KEN LEONE, VICE PRESIDENT OF HOTEL OPERATIONS. Mr. Leone is the Vice-President of Hotel Operations for Peregrine and is responsible for overseeing the operations of the company's hotel properties. From December 1993 to February 2000 Mr. Leone was Regional Director of Operations for Meristar Hotels in San Jose, California. Prior to Meristar Hotels, Mr. Leone served as Vice President and General Manager for J.G. Enterprises Inc. in Monterey,

California from August 1988 to December 1993. Mr. Leone attended California State University, Chico, California.

     LARRY KNORR, VICE PRESIDENT, CHIEF ACCOUNTING OFFICER. Mr. Knorr was hired by Peregrine in June 1998 as the Vice President, Chief Accounting Officer and Secretary. He is responsible for overseeing all aspect of accounting and financial controls of the Trust. From 1996 until he joined Peregrine, he served as Controller for Classic Development Corporation in Irvine, California, a single-family homebuilder and owner of apartments and commercial projects. Before joining Classic Development Corporation, Mr. Knorr was Vice President and Controller for Paragon Group Property Services from 1983 to 1995. Mr. Knorr holds a BA from Ohio University and MBA from Boston University.

     DAVID TOPPING, VICE PRESIDENT OF COMMERCIAL REAL ESTATE. Mr. Topping has been the Vice President of Commercial Real Estate for Peregrine since June 2000. Prior to joining Peregrine, Mr. Topping was Vice President and Director of Operations for CarrAmerica from September 1997 through June 2000. Prior to that, Mr. Topping was a Senior Property Manager for Heitman Properties from January 1992 to August 1997. Mr. Topping received a B.A. from Humboldt State University in Physical Education. In addition, he holds a California Real Estate License as well as numerous professional certifications.

     TRUSTEES.

     The following sets forth certain information with respect to the trustees of Peregrine as of December 1, 2000 based on information furnished to Peregrine by each trustee. There are no arrangements or understandings between any trustee and any other person pursuant to which the trustee was selected as a trustee. There are no family relationships among any of the trustees.

                                            DATE FIRST BECAME A
NAME, AGE                                         TRUSTEE                      POSITION WITHIN THE TRUST
---------                                         -------                      -------------------------
Roger D. Snell..........................       February 1997      President, Chief Executive Officer, Chairman of
    Age 45                                                        the Board of Trustees
Michael C. Joseph.......................        October 1997      Trustee
    Age 44
D. Richard Masson.......................          May 1997        Trustee
    Age 42
Carson R. McKissick.....................          May 1997        Trustee
    Age 68
Matthew L. Witte........................          May 1997        Trustee
    Age 43

     ROGER D. SNELL, PRESIDENT, CHIEF EXECUTIVE OFFICER, CHAIRMAN OF THE BOARD OF TRUSTEES, AND ACTING SECRETARY. For information about Mr. Snell's professional background, see "Executive Officers."

     MICHAEL C. JOSEPH, TRUSTEE. Mr. Joseph is currently a Director with Cohn Financial a national real estate finance company, Cohn Financial acquired Merriman Mortgage Partners in March 1999, in which Mr. Joseph was a principal from June 1994 until March 1999. He is a graduate of Lafayette College with an MBA from the Wharton School.

     D. RICHARD MASSON, TRUSTEE. Mr. Masson currently serves as a Principal of Oaktree Capital, an investment advisory firm of which he is one of the founding Principals. Prior to co-founding Oaktree Capital in May 1995, he served as a Managing Director of Trust Company of the West and TAMCO, wholly owned subsidiaries of The TCW Group, Inc., where he served from 1988 to present in various other capacities for TCW Special Credits. TCW Special Credits serves as a general partner and investment advisor to certain limited partnerships, trusts, and accounts invested in securities and debt obligations of financially distressed companies. TAMCO is the managing general partner of TCW Special Credits, and Mr. Masson is a general partner of TCW Special Credits. Mr. Masson also serves as a member of the Board of Directors of Aureal, Inc.

     CARSON R. MCKISSICK, TRUSTEE. Mr. McKissick was a Senior Advisor of Trust Company of the West, from 1992 to 1997. Mr. McKissick currently serves as a member of the Board of Directors of Alexander & Baldwin, Inc.

     MATTHEW L. WITTE, TRUSTEE. Mr. Witte has been a Director and Officer of Marwit Capital ("Marwit"), a private investment firm with diversified holdings in approximately 20 middle-market companies primarily based in Western United States. He was appointed President and Chief Executive Officer of Marwit in April 1994 and is responsible for managing the day-to-day operations. He also serves as a member of Marwit's Investment Committee. He is a graduate of Cornell University, and is a member of the Southland Venture Alliance, and is a Director of Infotec Commercial Systems, New West Communications, Inc., H&W Foods, Protrave Services, Inc., and Signature Theatres, LLC.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of December 1, 2000 with respect to the beneficial ownership of the outstanding Peregrine common shares by (i) all persons known by Peregrine to own more than five percent of either class of shares, or to be a member of a group that owns more than five percent of either class of shares, based on information furnished by such persons or contained in filings made with the Securities and Exchange Commission, (ii) by the Chief Executive Officer of Peregrine and each of the four most highly compensated executive officers of Peregrine (the "Named Executive Officers"), and (iii) by the trustees of Peregrine and Named Executive Officers as a group:

                                                                           Amount and Nature of         Percent of
Name and Address of Beneficial Owners (1)                                Beneficial Ownership (2)         Class
-----------------------------------------                                ------------------------         -----
TCW Group, Inc. (3)...............................................               8,647,723                 38.3%
    865 South Figueroa Street
    Los Angeles, California  90017

Oaktree Capital Management, LLC (4)...............................               6,196,188                 27.5%
    333 South Grand Avenue, 28th Floor
    Los Angeles, California  90017

The Prudential Insurance Company of America (5)...................               5,388,614                 23.9%
    9th Floor, Four Gate Center
    100 Mulberry Center
    Newark, NY  07102-4069

Roger D. Snell....................................................               1,275,000                  5.35%
    President, Chief Executive Officer, Chairman of the
          Board of Trustees, and Acting Secretary (6)

D. Richard Masson, Trustee (7)....................................              14,843,910                 65.82%

Michael C. Joseph, Trustee (8)....................................                  20,000                  *

Carson R. McKissick, Trustee (8)..................................                  20,000                  *

Matthew L. Witte, Trustee (8).....................................                  20,000                  *

Larry Knorr Vice President Chief Accounting                                        133,334                  *
    Officer (6) ..................................................

Named Executive Officers and Trustees as a Group                                16,312,224                 67.91%
    (8 Persons) (8)...............................................


-------------
*    Less than 1%

(1) Unless otherwise indicated, the address of each of the security holders listed in the table above is: c/o The Peregrine Real Estate Trust, d.b.a. WinShip Properties, 1300 Ethan Way, Suite 200, Sacramento, California 95825.

(2) As used in the table above, a beneficial owner includes any person who directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (i) the power to vote, or direct the voting, of such security or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days.

(3) TCW Group, Inc., is a holding company of entities involved in the principal business of providing investment advice and management services to various entities, including among others, TAMCO and TCW. TCW Special Credits, a general partnership, is the general partner of each of the TCW entities that are limited partnerships. While D. Richard
     Masson is a general partner of and has an approximately 15% equity interest in TCW Special Credits, TAMCO is managing general partner of TCW Special Credits and therefore may be deemed to be a beneficial owner of 8,647,722 or 38.3% of the Peregrine common shares. Mr. Masson does not have an equity interest in TAMCO, but is an authorized signatory for TAMCO. Trust Company of the West is an investment advisor and provides investment advice and management services to institutional and individual investors, and is the trustee of TCW Special Credits Trust IV which directly owns 2,161,931 or 9.6% of Peregrine common shares and TCW Special Credits Trust IVA which directly owns 518,865 or 2.3% of
     Peregrine common shares and therefore Trust Company of the West may be deemed to be a beneficial owner of 2,680,797 or 11.9% of the Peregrine common shares. TCW Special Credits provides investment advice and management services to, and is the general partner of, several limited partnerships including TCW Special Credits Fund IV which directly owns 2,507,837 or 11.1% of the Peregrine common shares, TCW Special Credits Plus Fund which directly owns 2,680,795 or 11.9% of the Peregrine common shares, TCW Special Credits Trust IV which directly owns 2,161,931 or 9.6% of the Peregrine common shares, TCW Special Credits Trust IVA which directly owns 518,865 or 2.3% of the Peregrine common shares and a third party account which directly owns 778,294 or 3.5% of the Peregrine common shares. Therefore, TCW Special Credits may be deemed to be a beneficial owner of 8,647,722 or 38.3% of Peregrine common shares (all the foregoing entities comprise the "TCW Related Entities"). The TCW Related Entities may be deemed to be beneficially owned by TCW Group, Inc., for purposes of the reporting requirements of the Securities Exchange Act of 1934. Robert Day is Chairman of the Board and Chief Executive Officer of the TCW Group, Inc., and may be deemed to control the TCW Group, Inc., although Mr. Day expressly disclaims such control and disclaims beneficial ownership of any securities beneficially owned by TCW Group, Inc.

(4) Oaktree Capital is the general partner of each of the Oaktree entities. Oaktree Capital is the investment manager and general partner for OCM Real Estate Opportunities Fund A, LP, which directly owns 2,044,744 or 9.1% of the Peregrine common shares, and OCM Real Estate Opportunities Fund B, LP, which directly owns 3,531,825 or 15.7% of the Peregrine common shares. Oaktree Capital is also the investment manager of a third party account, which directly owns 619,619 or 2.7% of the Peregrine common shares. The funds and accounts which Oaktree Capital manages may be deemed to be beneficially owned by Oaktree Capital for purposes of the reporting requirements of the Exchange Act, although Oaktree Capital disclaims such beneficial ownership. Mr. Masson is a principal and owns approximately 15% of the equity interests of Oaktree Capital. The remaining membership interests of Oaktree Capital are directly and indirectly held by approximately 40 persons, with Howard S. Marks, Chairman of Oaktree Capital and Bruce A. Karsh, President of Oaktree Capital, each owning approximately 28% of the membership interests.

(5) The Prudential Insurance Company of America directly owns 1,643,962 of 7.3% of the Peregrine common shares and is the asset manager and principal beneficiary of the

     Gateway Recovery Trust which directly owns 3,744,652 or 16.6% of the Peregrine common shares, and, therefore, The Prudential Insurance Company of America may be deemed to be a beneficial owners of such securities for purposes of the reporting requirements of the Securities Exchange Act of 1934.

(6) Reflects options to purchase Peregrine common shares, all of which are immediately exercisable.

(7) D. Richard Masson, as a general partner of TCW Special Credits and a principal of Oaktree Capital, may be deemed to control 8,647,722 of the Peregrine common shares of TCW Special Credits, or 38.3% of the outstanding Peregrine common shares, and 6,196,188 of the Peregrine common shares of Oaktree, or 27.5% of the outstanding Peregrine common shares. Mr. Masson expressly disclaims such control and disclaims beneficial ownership of any securities beneficially owned by TCW Special Credits or Oaktree Capital.

(8) Represents options to purchase Peregrine common shares held by the respective trustee, all of which are immediately exercisable.

                              CERTAIN RELATIONSHIPS

                  During 1999, Peregrine paid $275,000 to E.S. Merriman in connection with the services provided in the negotiations of the terms of Peregrine's credit facility with Fremont. During the negotiations for the line of credit, one of Peregrine's trustees, Michael Joseph, was an agent for E.S. Merriman and assisted in the negotiations of the terms of Peregrine's credit facility.

                  On November 2, 1998, Peregrine entered into an exchange agreement (the "Exchange Agreement") with Oaktree, TCW and Prudential wherein such holders agreed to exchange all of their redeemable convertible preferred stock (the "Preferred Shares"), in the original face amount of $22,500,000, for Peregrine common shares (the "Exchange"). Cumulative dividends at a rate of 10% per annum were payable on the Preferred Shares. The Exchange Agreement effectively accelerated the mandatory conversion of the Preferred Shares for Peregrine common shares, which was to occur in April 1999. The Exchange was consummated on November 18, 1998. As a result of the Exchange, all of the issued and outstanding Preferred Shares were converted into Peregrine common shares and each holder of Preferred Shares received 1.0541145 Peregrine common shares for each outstanding Preferred Share, which reflected the number of common shares each such Preferred Share would have converted into upon mandatory conversion in April 1999. Oaktree, TCW and Prudential received an aggregate of 17,672,000 Peregrine common shares, in exchange for their Preferred Shares, increasing their aggregate percentage ownership of Peregrine common shares to approximately 89.7%.

                  On May 26, 2000, Prudential sold to OCM Real Estate Opportunities Fund II, L.P. $4,281,162.80 in aggregate principal amount of 8.5% Senior Secured Notes due October 1, 2000 issued by Peregrine. In connection with such sale, and following discussions with Peregrine, each of Oaktree, TCW and Prudential executed a Shareholders' Agreement (the "Shareholders' Agreement") pursuant to which each such party agreed to contribute the Peregrine common shares held by such entity to New WinShip, a newly-formed entity that will be wholly-owned by Oaktree, TCW and Prudential, and to vote in favor of the Merger. The initial term of such agreement to contribute Peregrine common shares to New WinShip and vote in favor of the Merger continues until December 31, 2000, and such agreement will continue for successive six month terms unless terminated not less than one month prior to the expiration of the initial term or the applicable successive term.

     In addition, Oaktree and TCW have agreed pursuant to the Merger Agreement, to exchange all of the total amount of Notes held by Oaktree and TCW, respectively, for common shares of New WinShip. Oaktree and TCW agreed in the Shareholders' Agreement that they will not (1) exchange such Notes for common shares at an exchange price of less than the greater of (a) $0.50 per share or
(b) $0.10 per share less than the highest price paid by Peregrine to purchase any Peregrine common shares following the date of the Shareholders' Agreement and prior to the date of such exchange of Notes or (2) effect any subsequent exchange of Notes into common shares at an exchange price that is less than the exchange price of the first exchange of Notes into common shares by Oaktree and TCW. Such agreement relating to the conversion of Notes into common shares will terminate at such time, if any, that Prudential terminates the agreement contained in the Shareholders' Agreement relating to the contribution of Peregrine common shares to New WinShip and voting in favor of the Merger.

     In April 2000, Peregrine and an entity managed by Oaktree Capital formed Sacramento Renaissance Tower, L.L.C., ("SRT") a Delaware limited liability company. In April 2000, SRT purchased a 28-story office building in Sacramento, California. Pursuant to the Operating Agreement of SRT, the entity managed by Oaktree Capital contributed 100% of the acquisition price. Peregrine did not make any capital contribution to SRT. Peregrine is responsible for the management of the building. Pursuant to the Operating Agreement of SRT, Peregrine receives an asset management fee of a percentage of the gross revenues of the office building and has a profit participation right after the entity managed by Oaktree Capital achieves a certain rate of return.

     In December 1999, Peregrine and an entity managed by Oaktree Capital formed Airport Boulevard Hotel, L.L.C., ("ABH") a Delaware limited liability company. In December 1999, ABH purchased a 301-room hotel in Burlingame, California. Pursuant to the Operating Agreement of ABH, the entity managed by Oaktree Capital contributed 100% of the acquisition price. Peregrine did not make any capital contribution to ABH. Peregrine is responsible for the management of the hotel. Pursuant to the Operating Agreement of ABH, Peregrine receives an asset management fee of a percentage of the gross revenues of the hotel and has a profit participation right after the entity managed by Oaktree Capital achieves a certain rate of return.

                        COMMON SHARE PURCHASE INFORMATION

     On November 2, 1998, Peregrine entered into the Exchange Agreement with Oaktree, TCW and Prudential wherein such holders agreed to exchange all of their Preferred Stock in the original face amount of $22,500,000, for Peregrine common shares. The Exchange Agreement effectively accelerated the mandatory conversion of the Preferred Shares for Peregrine common shares, which was to occur in April 1999. The Exchange was consummated on November 18, 1998. As a result of the Exchange, all of the issued and outstanding Preferred Shares were converted into Peregrine common shares and each holder of Preferred Shares received 1.0541145 Peregrine common shares for each outstanding Preferred Shares. Oaktree,

TCW and Prudential received an aggregate of 17,672,000 Peregrine common shares, in exchange for their Preferred Shares, increasing their aggregate percentage ownership of Peregrine common shares to approximately 89.7%. From November 1998 through September 1, 2000, none of Peregrine, the Majority Shareholders or any trustee, executive officer or controlling person of Peregrine or New WinShip has effected any purchases or sales of Peregrine common shares. Since September 1, 2000, none of the Majority Shareholders or New WinShip has purchased any Peregrine common shares.

                             INDEPENDENT ACCOUNTANTS

     The firm of Deloitte & Touche LLP has served as Peregrine's independent accountants since 1997. The consolidated financial statements of Peregrine as of December 31, 1998, and December 31, 1999, and for each of the three fiscal years in the period ended December 31, 1999, have been audited by Deloitte & Touche LLP, independent accountants, as stated in their report appearing therein.

                              SHAREHOLDER PROPOSALS

     If the Merger is consummated, there will be no public shareholders of Peregrine and no public participation in any future meetings of shareholders of Peregrine. However, if the Merger is not consummated, Peregrine's public shareholders will continue to be entitled to attend and participate in Peregrine's shareholder meetings. Pursuant to Rule 14a-8 promulgated by the SEC, any shareholder of Peregrine who wishes to present a proposal at the next Annual Meeting of shareholders of Peregrine (in the event the Merger is not consummated), and who wishes to have such proposal included in Peregrine's proxy statement for that meeting must deliver a copy of such proposal to The Peregrine Real Estate Trust, 1300 Ethan Way, Suite 200, Sacramento, California, 95825,
Attention: Larry Knorr, Vice President and Chief Accounting Officer within a reasonable time before Peregrine delivers its proxy statement to shareholders for that meeting in order for such proposal to be considered by the Board of Trustees for inclusion in the proxy statement.

     In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by Peregrine within a reasonable time before Peregrine delivers its proxy statement to shareholders for that shareholder meeting. Such notice must include a description of the proposed business, the reasons therefor, and other specific matters. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal considered for inclusion in Peregrine's proxy statement. In each case, the notice must be given to the Secretary of Peregrine at the address listed above. Any shareholder desiring a copy of Peregrine's by-laws will be furnished one without charge upon written request to the Secretary.

                              AVAILABLE INFORMATION

     Because the Merger is a "going private" transaction, New WinShip, the Majority Shareholders and Peregrine have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the Merger. The Schedule 13E-3 and Peregrine's reports, proxy statements and other information previously filed with the SEC contain additional information about Peregrine. A copy of the written report presented by Duff & Phelps to the

Special Committee, including Duff & Phelps's opinion as to the fairness of the consideration to be received in the Merger, was filed as an exhibit to such
Schedule 13E-3. Copies of the Schedule 13E-3 are available for inspection and copying at the principal executive offices of Peregrine during regular business hours by any interested shareholder of Peregrine, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail by written request directed to The Peregrine Real Estate Trust, 1300 Ethan Way, Suite 200, Sacramento, California 95825, telephone (916) 929-8244,
Attention: Larry Knorr, Vice President and Chief Accounting Officer.

          Peregrine has been subject to the informational requirements of the Exchange Act since 1979, and, in accordance therewith, filed reports, proxy statements and other information with the SEC. Such reports and other information may be inspected and copied or obtained by mail upon payment of the SEC's prescribed rates at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549 and at the following regional offices of the SEC: New York Regional Office, 7 World Trade Center, New York, New York 10048, and Chicago Regional Office, 500 West Madison Avenue, 14th Floor, Chicago, Illinois 60661. Certain reports, proxy statements and other information filed by Peregrine may also be obtained at the SEC's World Wide Web site, located at http://www.sec.gov.

          This Information Statement includes information required to be disclosed pursuant to Rule 14c-2 under the Exchange Act.

          The SEC allows us to "incorporate by reference" information into this Information Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this Information Statement, except for any information superseded by information contained directly in this Information Statement This Information Statement incorporates by reference the documents set forth below that Peregrine has previously filed with the SEC. These documents contain important information about Peregrine and its financial condition.

          DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO: D.F. KING & CO., INC., 77 WATER STREET, NEW YORK, NEW YORK 10005, TELEPHONE NUMBER (212) 269-5550 (collect) or toll free at (800) 758-5880.

          The following documents filed with the SEC by Peregrine are incorporated herein by reference:

     (1) Peregrine's Annual Report on Form 10-K for the year ended December 31, 1999;

     (2) Peregrine's Quarterly Reports on Form 10-Q for the periods ended March 31, 2000, June 30, 2000 and September 30, 2000; and

     (3) Peregrine's Current Report on Form 8-K dated September 1, 2000.

         All documents filed by Peregrine pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this information statement to the date that is 20 business days following the mailing of this information statement, shall also be deemed to be incorporated herein by reference.

                         THE PEREGRINE REAL ESTATE TRUST



      REQUESTS FOR ADDITIONAL COPIES OF THE INFORMATION STATEMENT SHOULD BE DIRECTED TO THE INFORMATION AGENT AT THE TELEPHONE NUMBERS AND ADDRESS SET FORTH BELOW.


                           THE INFORMATION AGENT:
                            D.F KING & CO., INC.

                                   ADDRESS:
                            D.F KING & CO., INC.
                               77 WATER STREET
                          NEW YORK, NEW YORK 10005


                       BANKS AND BROKERS CALL COLLECT:
                                (212) 269-5550


                          ALL OTHERS CALL TOLL FREE:
                                (888) 242-8157



                             --------------------

                                   APPENDIX A



                          AGREEMENT AND PLAN OF MERGER


      THIS AGREEMENT AND PLAN OF MERGER (this "MERGER AGREEMENT"), dated as of September 26, 2000, is entered into by and between The Peregrine Real Estate Trust, a California real estate investment trust ("PEREGRINE"), WinShip Properties, a California real estate investment trust ("WINSHIP"), TCW Special Credits Fund IV, TCW Special Credit Plus Fund, TCW Special Credits Trust IV, TCW Special Credits Trust IVA, TCW Special Credits, as investment manager of the Weyerhaeuser Company Master Retirement Trust Separate Account, OCM Real Estate Opportunities Fund A, L.P., OCM Real Estate Opportunities Fund B, L.P. and Oaktree Capital Management, LLC as investment manager of Gryphon Domestic VII, LLC Separate Account (collectively, the "OAKTREE ENTITIES").

                                    RECITALS

      1. Peregrine is a California real estate trust organized pursuant to the Restated Declaration of Trust of Peregrine, dated as of October 7, 1994, as amended from time to time ("DECLARATION OF TRUST").

      2. WinShip is a California real estate trust organized pursuant to the Declaration of Trust of WinShip, dated as of September 22, 2000.

      3. At the time of the consummation of the Merger, WinShip will own 20,231,900 Common Shares of Peregrine (the "WINSHIP PEREGRINE SHARES").

      4. The Trustees of Peregrine and WinShip have determined that it is advisable and in the best interests of their respective entity and its equityholders that the Peregrine merge with and into WinShip (the "MERGER").


                         TERMS AND PROVISIONS OF MERGER

      In consideration of the foregoing Recitals and of the following terms and provisions, and subject to the following conditions, it is agreed:

      1. MERGER. The effective time of the Merger (the "EFFECTIVE TIME") shall be a date to be agreed upon by the parties hereto, which date shall be not more than five (5) business days following receipt of all necessary third party consents and approvals, including, without limitation, all required shareholder approvals and all required filings required pursuant to applicable state and federal securities laws. As of the Effective Time, Peregrine shall be merged with and into WinShip. Following the Effective Time, WinShip shall be the surviving entity of the Merger (hereinafter sometimes referred to as the "SURVIVING ENTITY"), and the separate organizational existence of Peregrine shall cease.

      2. GOVERNING DOCUMENTS. The Declaration of Trust of WinShip, as it may be amended or restated subject to applicable law, and as in effect immediately prior to the Effective Time, shall constitute the Declaration of Trust of the Surviving Entity without further change or amendment until thereafter amended in accordance with the provisions thereof and applicable law.

      3. TRUSTEES. The persons who are trustees of WinShip immediately prior to the Effective Time shall, after the Effective Time, be the trustees of the Surviving Entity, without change until their successors have been duly elected or appointed and qualified or until their death, disability, resignation or removal in accordance with the Declaration of Trust of the Surviving Entity and applicable law.

      4. NAME. The name of the Surviving Entity shall continue to be WinShip Properties.

      5. SUCCESSION. At the Effective Time, the Surviving Entity shall acquire and possess all the rights, privileges, powers and franchises of a public or private nature and be subject to all the restrictions, disabilities and duties of Peregrine; and all property, real, personal and mixed, and all debts due to Peregrine on whatever account, including all other things and causes of action, shall be vested in the Surviving Entity; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Entity as they were of Peregrine, and the title to any real property vested by deed or otherwise shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and liens upon any property of Peregrine shall be preserved unimpaired, and all debts, liabilities and duties of Peregrine shall thenceforth attach to the Surviving Entity and may be enforced against the Surviving Entity to the same extent as if such debts, liabilities and duties had been incurred or contracted by the Surviving Entity; PROVIDED, HOWEVER, that such liens upon property of Peregrine shall be limited to the property affected thereby immediately prior to the Merger.

      6. FURTHER ASSURANCES. From time to time, as and when required or requested by the Surviving Entity or by its successors and assigns, there shall be executed and delivered on behalf of Peregrine such deeds, assignments and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Entity the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Peregrine and otherwise to carry out the purposes of this Merger Agreement, and the Trustees and authorized officers of the Surviving Entity are fully authorized in the name and on behalf of Peregrine or otherwise, to take any and all such action and to execute and deliver any and all such deeds, assignments and other instruments.

      7. CONVERSION OF CAPITAL STOCK. Each issued and outstanding Common Share of Peregrine (other than the WinShip Peregrine Shares) shall be automatically converted into the right to receive $0.59 in cash per share (the "MERGER PRICE").

      8.    EXCHANGE OF CERTIFICATES.

            (a) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Surviving Entity shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Common Shares of Peregrine (the "CERTIFICATES") whose shares are converted pursuant to SECTION 7 into the right to receive the Merger Price (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Surviving Entity and shall be in such form and have such other provisions as the Surviving Entity may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Price. Upon surrender of a Certificate for cancellation to the Surviving Entity, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Merger Price per Common Share of Peregrine represented thereby, which such holder has the right to receive pursuant to the provisions of SECTION 7, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. In the event of a transfer of ownership of Common Shares of Peregrine which is not registered in the transfer records of Peregrine, the Merger Price may be issued to a transferee if the Certificate representing such Common Shares of Peregrine is presented to the Surviving Entity accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this SECTION 8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Price per Common Share represented thereby as contemplated by SECTION 7 and this SECTION 8.

            (b) NO FURTHER OWNERSHIP RIGHTS IN COMMON SHARES OF PEREGRINE. All cash paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Shares of Peregrine represented thereby. From and after the Effective Time, the stock transfer books of Peregrine shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the shares of Common Shares of Peregrine which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Entity for any reason, they shall be canceled and exchanged as provided in this SECTION 8.

            (c) WITHHOLDING RIGHTS. The Surviving Entity shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Merger Agreement to any holder of Common Shares of Peregrine such amounts as the Surviving Entity is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "CODE"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Entity, such withheld amounts shall be treated for all purposes of this Merger Agreement as having been paid to the holder of the Common Shares of Peregrine in respect of which such deduction and withholding was made by the Surviving Entity.

      9. EMPLOYEE BENEFIT PLANS. As of the Effective Time, the Surviving Entity shall assume all obligations of Peregrine under any and all employee benefit plans in effect as of the Effective Time or with respect to which employee rights or accrued benefits are outstanding as of the Effective Time including without limitation the obligations of Peregrine pursuant to its 1998 Long Term Incentive Plan, but excluding the obligations of Peregrine under its Trustee Stock Option Plan which shall be terminated pursuant to the terms thereof as a result of the Merger.

      10. ACCOUNTING MATTERS. WinShip agrees that upon the Effective Time, the assets, liabilities, reserves and accounts of Peregrine shall be taken up or continued on the books of WinShip in the amounts at which such assets, liabilities, reserves and accounts shall have been carried on the books of Peregrine immediately prior to the Effective Time, subject to such adjustments as may be appropriate to give effect to the Merger.

      11. CONVERSION OF NOTES. The Oaktree Entities hereby agree to convert the Senior Secured Notes due 2001 held by the Oaktree Entities into equity of the Surviving Entity immediately after the consummation of the Merger pursuant to the terms of the Shareholders Agreement dated May 26, 2000 between The Prudential Insurance Company of America, Gateway Recovery Trust and the Oaktree Entities.

      12. REPRESENTATIONS OF WINSHIP. WinShip hereby represents and warrants that, as of the date hereof, it is not aware of any facts relating to the assets and operations of Peregrine that have not been disclosed to Peregrine, or of which Peregrine does not otherwise have knowledge, that could be reasonably expected to materially positively affect the value of the Common Shares of Peregrine.

      13. GOVERNING LAW. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and to be performed wholly within the State of California.

      14. AMENDMENT. Subject to applicable law, this Merger Agreement may be amended, modified or supplemented by written agreement of the parties hereto at any time prior to the Effective Time with respect to any of the terms contained herein.

      15. DEFERRAL OR ABANDONMENT. At any time prior to the Effective Time, this Merger Agreement may be terminated and the Merger may be abandoned or the time of consummation of the Merger may be deferred for a reasonable time by the Trustees of Peregrine or of WinShip, or any combination or all of them, if circumstances arise which, in the opinion of such Trustees, make the Merger inadvisable or such deferral of the time of consummation advisable.

      16. COUNTERPARTS. This Merger Agreement may be executed in any number of counterparts each of which when taken alone shall constitute an original instrument and when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Merger Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

      17. ASSURANCE. Peregrine and WinShip agree to execute any and all documents, and to perform such other acts, which may be necessary or expedient to further the purposes of this Merger Agreement.

      IN WITNESS WHEREOF, Peregrine and WinShip have caused this Merger Agreement to be signed by their respective duly authorized officers and delivered this 26th day of September, 2000.




                                  THE PEREGRINE REAL ESTATE TRUST, a
                                  California real estate investment trust



                                  By: /s/ Roger D. Snell
                                      ------------------------------------
                                      Name:   Roger D. Snell
                                      Title:  President and CEO



                                  WINSHIP PROPERTIES, a California real estate investment trust


                                  By: /s/ Richard Masson
                                      ------------------------------------
                                      Name:   Richard Masson
                                      Title:  President




                                  TCW SPECIAL CREDITS FUND IV

                                  By:  TCW Special Credits
                                  Its: General Partner

                                       By:  TCW Asset Management Company
                                       Its: Managing General Partner



                                       By: /s/ Richard Masson
                                           -------------------------------
                                           Name:   Richard Masson
                                           Title:  Authorized Signatory


                                       By: /s/ Kenneth Liang
                                           --------------------------------
                                           Name:  Kenneth Liang
                                           Title:  Authorized Signatory

                                  TCW SPECIAL CREDITS PLUS FUND

                                  By:  TCW Special Credits
                                  Its: General Partner

                                       By:  TCW Asset Management Company
                                       Its: Managing General Partner



                                       By:  /s/ Richard Masson
                                          --------------------------------------
                                          Name:  Richard Masson
                                          Title:  Authorized Signatory



                                       By:  /s/ Kenneth Liang
                                          --------------------------------------
                                          Name:  Kenneth Liang
                                          Title:  Authorized Signatory




                                  TCW SPECIAL CREDITS TRUST IV

                                  By:  Trust Company of the West, Trustee



                                       By:  /s/ Richard Masson
                                          --------------------------------------
                                          Name:  Richard Masson
                                          Title:  Authorized Signatory



                                       By:  /s/ Kenneth Liang
                                          --------------------------------------
                                          Name:  Kenneth Liang
                                          Title:  Authorized Signatory

                                  TCW SPECIAL CREDITS TRUST IVA

                                  By:  Trust Company of the West, Trustee



                                       By:  /s/ Richard Masson
                                          --------------------------------------
                                          Name:  Richard Masson
                                          Title:  Authorized Signatory



                                       By:  /s/ Kenneth Liang
                                          --------------------------------------
                                          Name:  Kenneth Liang
                                          Title:  Authorized Signatory




                                  OCM REAL ESTATE OPPORTUNITIES FUND A,
                                  L.P.

                                  By:  Oaktree Capital Management, LLC
                                  Its: General Partner



                                       By:  /s/ Richard Masson
                                          --------------------------------------
                                          Name:  Richard Masson
                                          Title:  Principal



                                       By:  /s/ Kenneth Liang
                                          --------------------------------------
                                          Name:  Kenneth Liang
                                          Title:  Managing Director & General
                                                  Counsel

                                  OCM REAL ESTATE OPPORTUNITIES FUND B,
                                  L.P.

                                  By:  Oaktree Capital Management, LLC
                                  Its: General Partner



                                       By:  /s/ Richard Masson
                                          --------------------------------------
                                          Name:  Richard Masson
                                          Title:  Principal



                                       By:  /s/ Kenneth Liang
                                          --------------------------------------
                                          Name:  Kenneth Liang
                                          Title:  Managing Director & General
                                                  Counsel




                                  GRYPHON DOMESTIC VII, LLC SEPARATE ACCOUNT

                                  By:  Oaktree Capital Management, LLC
                                  Its: Investment Manager



                                       By:  /s/ Richard Masson
                                          --------------------------------------
                                          Name:  Richard Masson
                                          Title:  Principal



                                       By:  /s/ Kenneth Liang
                                          --------------------------------------
                                          Name:  Kenneth Liang
                                          Title:  Managing Director & General
                                                  Counsel

                                  WEYERHAEUSER COMPANY MASTER RETIREMENT TRUST

                                  By:  TCW Special Credits
                                  Its: Investment Manager

                                       By:  TCW Asset Management Company
                                       Its: Managing General Partner



                                       By:  /s/ Richard Masson
                                          --------------------------------------
                                          Name:  Richard Masson
                                          Title:  Authorized Signatory



                                       By:  /s/ Kenneth Liang
                                          --------------------------------------
                                          Name:  Kenneth Liang
                                          Title:  Authorized Signatory

                                   Appendix B



September 1, 2000

Special Committee of the Board of Trustees
Peregrine Real Estate Trust
d.b.a. WinShip Properties
1300 Ethan Way, Suite 200
Sacramento, California 95825

To the Special Committee of the Board of Trustees:

Duff & Phelps, LLC ("Duff & Phelps") has been engaged by Peregrine Real Estate Trust ("Peregrine" or the "Company"), as financial advisor to the Special Committee of the Board of Trustees of the Company in connection with a contemplated transaction (the "Proposed Transaction") involving the Company. Specifically, Duff & Phelps has been engaged to provide an opinion (the "Opinion") as to whether the Proposed Transaction is fair to the Company's common shareholders from a financial point of view.

It is our understanding that the Proposed Transaction contemplates a merger of the Company with and into a newly formed company that will be owned by certain persons who are currently shareholders of the Company and that certain minority interest shareholders of the Company will receive cash as merger consideration in the amount of $0.59 per share. These minority interest shareholders currently hold approximately 10% of the Company's common stock outstanding. In connection with the Proposed Transaction, the Company will cease to exist as a separate entity and the newly created entity owned by Prudential, Gateway and the Oaktree Entities, as described in the Shareholders' Agreement dated May 26, 2000, will succeed to all of the assets and liabilities of the Company.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

      1. Met with certain members of senior management of Peregrine at the Company's headquarters in Sacramento, California, to discuss the history, financial condition, future prospects and projected performance of the Company;

      2.    Reviewed a recent draft of the Peregrine Schedule 14C filing;

      3. Reviewed the final draft of the Agreement and Plan of Merger (the "Merger Agreement") among The Peregrine Real Estate Trust, a California real estate investment trust, and WinShip Properties, a California real estate investment trust;

      4. Reviewed the final draft of the Declaration of Trust of WinShip Properties;

Special Committee of the Board of Trustees
Peregrine Real Estate Trust
September 1, 2000
Page 2


      5. Visited selected properties of the Company and reviewed appraisals and management estimates of the values of the properties;

      6. Reviewed financial projections for Peregrine, as prepared by Peregrine management;

      7. Reviewed unaudited financial statements for Peregrine for the six months ended June 30, 2000, and audited financial statements for Peregrine for the years ended December 31, 1995 through 1999;

      8.    Reviewed miscellaneous SEC filings for the Company;

      9. Reviewed the historical trading price and volume of Peregrine common stock;

      10. Reviewed other operating and financial information provided by management of the Company; and

      11. Reviewed economic, industry and market information and conducted such studies, analyses and investigations as we deemed appropriate.

Our Opinion assumes the accuracy and completeness of the information provided to us. Duff & Phelps has not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and does not assume any responsibility with respect to it. Furthermore, we have assumed that there has been no material change in the assets, financial condition, business, or prospects of the Company since the date of the most recent financial statements made available to us. Furthermore, industry information and data on comparable companies used as background for our analysis were obtained from regularly published sources. We did not independently verify the accuracy and completeness of the information obtained from published sources. Any inaccuracies in the information on which we relied could materially affect our opinion. Duff & Phelps has previously provided financial advisory services to the Company.

In rendering this Opinion, we have assumed that the Proposed Transaction occurs on terms that are described in the Merger Agreement. Nonetheless, it should be recognized that we are not making any recommendation as to whether the shareholders of the Company should vote in favor of the Proposed Transaction or any other matter.

Based upon and subject to the foregoing, it is our opinion that, as of date hereof, the Proposed Transaction is fair to the Company's common shareholders from a financial point of view.

                                       Respectfully submitted,


                                       Duff & Phelps, LLC